UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Noranda Aluminum Holding Corporation

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NOTICE OF 2013
ANNUAL MEETING OF STOCKHOLDERS AND

PROXY STATEMENT

The 2013 Annual Meeting of Stockholders of Noranda Aluminum Holding Corporation will be held at:

HARRAH’S NEW ORLEANS
228 Poydras Street
New Orleans, Louisiana 70130

on Thursday, May 9, 2013, at 10:00 a.m., Central Daylight Time

NORANDA ALUMINUM HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 9, 2013 at 10:00 a.m. CDT

The 2013 Annual Meeting of Stockholders of Noranda Aluminum Holding Corporation will be held on Thursday, May 9, 2013 at 10:00 a.m. Central Daylight Time, at Harrah’s New Orleans, 228 Poydras Street, New Orleans, Louisiana 70130 for the following purposes:

1.	To elect four persons to serve as directors for a term of three years.

2.
To vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit the Noranda Aluminum Holding Corporation 2013 consolidated financial statements and internal control over financial reporting.

3.	To transact such other business as may properly be brought before the meeting or any adjournments thereof.
All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 22, 2013 will be entitled to notice of, and to vote at, the meeting or any adjournments.
Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.
By Order of the Board of Directors,
/s/ GAIL E. LEHMAN
Gail E. Lehman
Chief Administrative Officer, General Counsel
and Corporate Secretary
Franklin, Tennessee
April 22, 2013
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2013: The Notice of Annual Meeting, Proxy Statement and 2012 Annual Report are available at: www.norandaaluminum.com/proxy

NORANDA ALUMINUM HOLDING CORPORATION
801 Crescent Centre Drive, Suite 600
Franklin, TN 37067
(615) 771-5700

PROXY STATEMENT

PROXIES AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors, which we refer to as the "Board", for use at the Annual Meeting of Stockholders to be held on May 9, 2013 and at any adjournments. Distribution of this proxy statement and form of proxy is commencing on or about April 22, 2013.
Each holder of record of our common stock at the close of business on March 22, 2013 is entitled to one vote per share. At the close of business on March 22, 2013, 67,880,237 shares of our common stock were outstanding.
Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy that is not revoked will be voted at the Annual Meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our 2013 consolidated financial statements and our internal control over financial reporting.
The presence, in person or by proxy, of the holders of a majority of our outstanding shares entitled to vote generally in the election of directors constitutes a quorum. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. An abstention will have the same effect as a vote against. A broker "non-vote" is not counted for purposes of voting on any of the matters described above. A broker "non-vote" occurs when a broker holding shares in nominee or "street" name does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.
The Board is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.
Solicitation of proxies on behalf of the Board may be made by our employees through the mail, in person and by telephone. We will pay all costs of the solicitation. We also will reimburse brokerage houses and other nominees for forwarding proxy materials to beneficial owners.
In this proxy statement, we will sometimes refer to our company as "Noranda HoldCo" Our references to "Apollo" mean investment funds affiliated with, or co-investment vehicles managed materially by, Apollo Management L.P. (including Apollo Investment Fund VI, L.P. along with parallel investment funds), which we refer to as the "Apollo Funds," which owned 48.5% of our common stock on March 22, 2013.

ELECTION OF DIRECTORS
Our amended and restated certificate of incorporation provides for the division of the Board into three classes, with the directors in each class serving for a term of three years. At the Annual Meeting, four directors will be elected to serve until the 2016 Annual Meeting and until their successors are elected and qualified. All nominees currently are members of the Board.
Under an amended and restated securityholders agreement, dated as of May 19, 2010, among Noranda HoldCo, Apollo and management employees who hold our common stock or options to acquire our common stock, except as otherwise required by applicable law, if Apollo continues to hold (1) at least 30 percent but less than 50 percent of our outstanding common stock, it will have the right to designate at least six director nominees; (2) at least 20 percent but less than 30 percent of our outstanding common stock, it will have the right to designate at least five director nominees; and (3) at least 10 percent but less than 20 percent of our outstanding common stock, it will have the right to designate at least four director nominees. The number of director nominees Apollo has a right to designate based on the share ownership levels described above will decrease to at least four, three and two, respectively, if the Board decreases the size of the Board to nine or fewer directors. Once Apollo owns less than 10 percent of our outstanding common stock, it will no longer have any right to designate directors. Except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on the Board caused by the departure of a director who was designated by Apollo. Based on Apollo's ownership of 48.5% of our common stock on March 22, 2013, Apollo has the right to designate at least six of our director nominees.
In considering individuals, other than affiliates of Apollo, as designees recommended for nomination as directors, our Nominating and Governance Committee seeks persons who, together with the Apollo designees, collectively possess the range of attributes described below under "Corporate Governance - Nominating and Governance Committee." The Nominating and Governance Committee and the Board believe that the nominees listed below collectively possess these attributes, which, together with the respective experience and attributes of our directors described in the biographical summaries below, make each of our directors well qualified to serve on the Board.
We do not anticipate that any of the nominees will become unavailable to serve as a director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board, unless the Board determines to reduce the number of directors in the relevant class. Information concerning the nominees and the continuing members of the Board is provided below.
The Board of Directors recommends a vote FOR the election of all of the nominees.
Standing for Election for Term Expiring in 2016
Robert Kasdin, 54, has been a director since February 2008. Mr. Kasdin has been Senior Executive Vice President of Columbia University since September 2002. Prior to joining Columbia University, he served as the Executive Vice President and Chief Financial Officer of the University of Michigan, Treasurer and Chief Investment Officer for The Metropolitan Museum of Art in New York City, and Vice President and General Counsel for Princeton University Investment Company. Mr. Kasdin started his career as a corporate attorney at Davis Polk & Wardwell. He is a trustee of the National September 11 Memorial and Museum. Mr. Kasdin earned his AB from Princeton University and his JD from Harvard Law School.
In his current role at Columbia University as well as in prior professional positions, Mr. Kasdin has been responsible for leading large-scale, complex organizations. His experience enables him to provide valuable insights to the Board of Directors on a variety of matters, including budgeting, strategic planning and compliance.
Matthew H. Nord, 33, has been a director since March 2007. Mr. Nord joined Apollo in 2003. From 2001 to 2003, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the board of directors of Affinion Group Inc.; Evertec, Inc.; Constellium Holdco B.V. and SOURCEHOV Holdings, Inc. He also serves on the Board of Overseers of the University of Pennsylvania School of Design. Mr. Nord received a BS in Economics from the Wharton School of the University of Pennsylvania.
Mr. Nord has over ten years experience in financing, analyzing and investing in public and private companies, including significant experience making and managing private equity investments on behalf of Apollo. He has worked on numerous metals industry transactions at Apollo, particularly in the aluminum sector. Together with Mr. Press, he led the Apollo diligence team for the acquisition of our business and has worked closely with our management since the acquisition.
Eric L. Press, 47, has been a director since March 2007. Mr. Press is a partner of Apollo and joined Apollo in 1998. Prior to joining Apollo, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press has been engaged in a broad range of

Apollo's lodging, leisure and entertainment investment activities, as well as Apollo's investments in basic industries and financial services. Mr. Press serves on the boards of directors of Apollo Commercial Real Estate Finance, Inc., Athene Re, Prestige Cruise Holdings, Inc., Affinion Group, Inc., Caesars Entertainment Corporation, Verso Paper Corp. and Metals USA Holdings Corp. Mr. Press graduated magna cum laude from Harvard College with an AB in Economics, and from Yale Law School, where he was a Senior Editor of the Yale Law Review.
Mr. Press has approximately 20 years of experience in the process of financing, analyzing, investing in and advising public and private companies and their boards of directors. He is one of the leaders of Apollo's private equity investments in metals and mining and has considerable experience making and managing private equity investments on behalf of Apollo. Together with Mr. Nord, he led the Apollo diligence team for the acquisition of our company's business and has worked closely with our management since the acquisition.
Layle K. Smith, 58, has been our President and Chief Executive Officer and a director since March 2008. From April 2007 to December 2007, Mr. Smith held the position of Executive Director with the Berry Plastics Corporation. He was Chief Executive Officer and a member of the Board of Directors of Covalence Specialty Materials Corporation from June 2006 until it merged under common Apollo control with Berry Plastics Corporation in April 2007. In his role as Chief Executive Officer of Covalence, Mr. Smith was responsible for the executive leadership of the company, including accountability for achieving overall financial results. After its merger with Berry Plastics Corporation, Covalence was operated as a division of Berry Plastics, and Mr. Smith continued to be responsible for financial results as Executive Director of Berry Plastics. Mr. Smith was President and Chief Operating Officer of Resolution Performance Products LLC, an Apollo portfolio company, from September 2004 until that company merged under common Apollo control with Hexion Specialty Chemicals Inc. in May 2005. Mr. Smith served as a Divisional President at Hexion until his departure in June 2006. From February 2002 to February 2004, Mr. Smith was Chief Executive Officer and Director of NxtPhase Corporation, a manufacturer of high voltage digital optical sensors, relays and recorders. A receiver was appointed for NxtPhase in 2004. In his senior management roles, Mr. Smith was responsible for the executive management and operations of the company, including responsibility for achieving overall financial results. Previously, Mr. Smith held positions at Ballard Power Systems and The Dow Chemical Company. Mr. Smith graduated in 1981 from Harvard University with an MBA and in 1977 with a BA in Chemistry.
Mr. Smith's intimate knowledge of our company, gained through his tenure as our Chief Executive Officer, coupled with his extensive management experience, enables him to provide important insights to our Board of Directors regarding our operations, including finance, production, marketing, strategic planning and risk assessment.
Current Term Expires in 2014
William H. Brooks, 70, has been a director since July 2007 and Chairman of the Board of Noranda HoldCo since March 2008. Mr. Brooks was the President and Chief Executive Officer of Noranda HoldCo from May 2007 until he retired in March 2008. Prior to serving as our President and Chief Executive Officer, he was President of the Aluminum Business, President of the Rolling Mills Division, President of Primary Products Division and Plant Manager at our Huntingdon, Tennessee facility East and West. Mr. Brooks has over 30 years of experience in the aluminum industry, including 22 years with Noranda Aluminum. Mr. Brooks holds a BS in Business from Cleveland State University and an MBA from the University of Tennessee. He is a Certified Public Accountant.
Having served as our former Chief Executive Officer and in a variety of senior management positions within our company, Mr. Brooks has extensive knowledge of all facets of our day-to-day operations. In addition, he has acquired extensive knowledge from over 30 years of experience in the aluminum industry, enabling him to provide important insights in evaluating our priorities and challenges.
Matthew R. Michelini, 31, has been a director of Noranda HoldCo since March 2007. Mr. Michelini joined Apollo in 2006. Prior to joining Apollo, Mr. Michelini was a member of the mergers and acquisitions group of Lazard Frères & Co. from 2004 to 2006. Mr. Michelini also serves on the board of directors of Athene Holding Ltd. and Metals USA Holdings Corp. Mr. Michelini graduated from Princeton University with a BS in Mathematics and a Certificate in Finance.
Mr. Michelini has significant experience identifying opportunities for, negotiating, and managing private equity investments on behalf of Apollo, and has over five years of experience financing, analyzing and investing in public and private companies. He has worked with an Apollo diligence team on several transactions in the metals and mining sector, including the acquisition of our business. In addition, he is also on the Apollo team responsible for monitoring other Apollo sponsored metals and mining companies, and in this role he works closely with our management.
Thomas R. Miklich, 66, has been a director since January 2008. He was Vice President and Chief Financial Officer of Ferro Corporation from July 2010 until April 2012, and retired from that company in July 2012. He was a director, from 2002 to 2007, and Chief Financial Officer, from 2005 to 2007, of Titan Technology, Inc., a private information technology consulting and outsourcing company. Mr. Miklich also was a director, from 1994 to 2002, and Chief Financial Officer, from 2002 to 2004, of OM

Group, Inc., a specialty chemical company. He also served as Chief Financial Officer for The Sherwin-Williams Company from 1986 to 1991. From 1993 to 2002, Mr. Miklich served as Chief Financial Officer of Invacare Corporation, and he also served as that company’s General Counsel. Mr. Miklich also is a director of Quality Distribution, Inc. (a company approximately 17% owned by Apollo), and served as a director of United Agri Products from 2005 to 2007, as well as Chairman of United Agri Products Audit Committee.
Mr. Miklich's extensive financial and legal experience enables him to provide to our Board of Directors valuable insights with regard to financial and legal issues, and also makes him a valued member of the Audit Committee.
Ronald S. Rolfe, 67, became a director in January 2013.  He is currently a Retired Partner at Cravath, Swaine & Moore LLP and his practice encompassed major antitrust and securities cases, corporate governance advice, SEC and grand jury investigations and a wide range of commercial litigation and arbitrations for U.S. and international clients.  Mr. Rolfe began as an Associate with Cravath in 1970 and became Partner in 1977.  He is currently a member of the Strategic and Audit Committees of Captain Bidco SAS (France), a private company owned by Apollo, and the Board of Directors of Advanced Assessment Systems, Inc.  Additionally, Mr. Rolfe currently serves on the Advisory Board of Spindle Research, Inc. and Lexvia, Inc. He also serves on the Board of Trustees at The Allen-Stevenson School, De La Salle Academy and as Trustees Chairman of The Lawrenceville School.   Other current positions held by Mr. Rolfe include President of The Allen-Stevenson School, member of the Audit Committee of The Lawrenceville School and member of the Audit Committee and Chairman of the Governance Committee at De La Salle Academy.  He graduated from Harvard College and Columbia Law School.
Mr. Rolfe's long and distinguished legal career, during which he advised numerous corporate boards of directors and high-level executives, enables him to provide valuable insights with regard to risk management and corporate governance. In addition, his service on both for-profit and not-for-profit boards provides him with meaningful experience in strategic planning, accounting, budgeting and compliance with various regulatory systems.
Current Term Expires in 2015
Richard B. Evans, 65, has been a director since March 2010. He is currently Non-Executive Chairman of Resolute Forest Products (formerly AbitibiBowater Inc.), a forest products company based in Montreal, and an independent director of CGI Group, Inc., a company engaged in information technology and management consulting, as well as outsourcing services. Mr. Evans is also a director and, from February 2010 through November 2011, served as Interim Chairman and Chief Executive Officer of Constellium, a company based in Paris, France that is majority-owned by Apollo and produces aluminum fabricated products for the aerospace, packaging and automotive industries world-wide. He retired in April 2009 as an Executive Director of London-based Rio Tinto plc and Melbourne-based Rio Tinto Ltd., and as Chief Executive of Rio Tinto Alcan, a wholly-owned subsidiary of Rio Tinto and the world's leading producer of aluminum. Mr. Evans was President and Chief Executive Officer of Montreal-based Alcan Inc. from March 2006 to October 2007, and led the negotiation of the acquisition of Alcan by Rio Tinto in October 2007. He was Alcan's Executive Vice President and Chief Operating Officer from September 2005 to March 2006. Prior to joining Alcan in 1997, he held various senior management positions with the Kaiser Aluminum and Chemical Company during his 27 years with the company. Mr. Evans is a member of the Advisory Board of the Global Economic Symposium based in Kiel, Germany. He is a past Chairman of the International Aluminum Institute and a past Chairman of the Washington, DC-based U.S. Aluminum Association.
Mr. Evans' 40 years in the aluminum industry has provided him with extensive experience in executive management, including experience in engineering, operations, sales and strategy. His industry-specific knowledge, enhanced by his global perspective with respect to the aluminum market gained as a board member of the International Aluminum Institute, enables him to provide valuable insights to management and to the Board with respect to both global and domestic aspects of the aluminum industry. Moreover, Mr. Evans' financial experience in his past management positions make him well qualified to serve on the Audit Committee.
Carl J. Rickertsen, 53, has been a director since April 2012.  He is currently the Managing Partner of Pine Creek Partners, a private equity fund targeting small manufacturing, distribution and service industry business, since February 2005.  From September 1994 to October 2004, he was Chief Operating Officer and Partner of Thayer Capital Partners, a private equity firm.  Mr. Rickertsen was a founding partner of three Thayer Capital funds totaling over $1.4 billion.  From March 1989 to February 1993, Mr. Rickertsen was a general partner of Hancock Park Associates, an investment firm.  Earlier in his career, Mr. Rickertsen was employed by Brentwood Associates and Morgan Stanley & Co. Incorporated.  He is a director of Berry Plastics, Inc., MicroStrategy Incorporated, Apollo Senior Floating Rate Fund, Inc. and Apollo Tactical Income Fund, and previously served on the board of directors of Convera Corporation, UAP Holding Corp. and Homeland Security Capital Corp.
Mr. Rickertsen's extensive experience with respect to investing in and advising a wide range of businesses enables him to provide valuable insights to the board of directors regarding strategic planning, capital structuring, financing and acquisitions.

Alan H. Schumacher, 66, has been a director since January 2008. From 1977 to 2000, Mr. Schumacher served in various financial positions at American National Can Group, Inc. and its subsidiary, American National Can Company, most recently serving as Executive Vice President and Chief Financial Officer of American National Can Group, Inc. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from July 2002 until June 2012. He is a director of BlueLinx Holdings, Inc., Quality Distribution, Inc., School Bus Holdings, Inc. and North American Bus Industries. Mr. Schumacher was a director of EAF, LLC until February 2012.
Mr. Schumacher's past service as the Chief Financial Officer of American National Can Group, Inc., in addition to various other financial positions with that company, and his past membership on the Federal Accounting Standards Advisory Board, enables him to provide important insights to our Board of Directors on matters affecting finance and accounting, strategic planning and risk management, and makes him well-qualified to serve as Chairman of the Audit Committee.
Gareth Turner, 49, has been a director since May 2007. Mr. Turner joined Apollo in 2005 and is based in New York. From 1997 to 2005, Mr. Turner was employed by Goldman Sachs as a Managing Director in its investment banking group based in London. From 2003 to 2005, Mr. Turner was head of Goldman Sachs' Global Metals and Mining Group and managed the firm's investment banking relationships with the major companies in the sector. He has a broad range of experience in both capital markets and merger and acquisition transactions. Prior to joining Goldman Sachs, Mr. Turner was employed at Lehman Brothers from 1992 to 1997, by Salomon Brothers from 1991 to 1992 and by RBC Dominion Securities from 1986 to 1989. Mr. Turner serves on the board of directors of CEVA Group plc; Apollo Management International LLP; Constellium Holdco B.V., Ascometal SAS and The Monier Group. Mr. Turner graduated from the University of Western Ontario with an MBA with Distinction in 1991 and from the University of Toronto with his BA in 1986.
Mr. Turner has considerable experience completing and managing private equity investments on behalf of Apollo. He has been actively involved in the aluminum sector as an advisor to many of the major aluminum and mining companies during his career and assists Noranda HoldCo in the evaluation of various strategic options. With over 20 years experience in financing, analyzing and investing in public and private companies, many of which were in the metals and mining sector, Mr. Turner also provides valuable insights to the Company's Board of Directors on various capital markets issues. Mr. Turner worked with the Apollo diligence team for the acquisition of our company's business and has worked closely with the management of HoldCo since the acquisition date.

CORPORATE GOVERNANCE
Corporate Governance Guidelines and Other Corporate Governance Documents
Our corporate governance guidelines, including guidelines relating to director qualifications and responsibilities, Board committees, director access to officers and employees, director compensation and other matters relating to our corporate governance, are available on the Investor Relations page of our website, www.norandaaluminum.com/investor. Also available on the Investor Relations page are other corporate governance documents, including our Code of Business Conduct and Ethics and the charters of the Compensation Committee, Audit Committee and Nominating and Governance Committee.
Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.
Director Independence
The Board has affirmatively determined that Messrs. Brooks, Evans, Kasdin, Miklich, Rickertsen, Rolfe and Schumacher are independent within the meaning of the New York Stock Exchange ("NYSE") listing standards. The Board has further determined that each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to audit committee members.
Mr. Smith is not considered independent due to his current employment relationship with us, and Messrs. Michelini, Nord, Press and Turner are not considered independent due to their relationship with Apollo, our largest stockholder.
Prior to March 19, 2012, Apollo owned a majority of our voting stock and, as a result, we qualified as a “controlled company” under NYSE listing standards. As a controlled company, we were exempt from NYSE requirements to have a majority of independent directors on our Board and to have a nominating/corporate governance committee and a compensation committee composed entirely of independent directors. On March 19, 2012, Apollo sold 10,000,000 shares of our common stock in a public offering. As a result, Apollo's ownership declined to 48.8% of our outstanding common stock, and we no longer qualified as a controlled company under NYSE listing standards. Therefore, we were subject to NYSE transition rules requiring that, within 90 days after termination of our controlled company status, a majority of the directors on the Nominating and Governance Committee and the Compensation Committee must be independent. Accordingly, effective March 19, 2012, Mr. Press resigned from the Nominating and Governance Committee, and Messrs. Kasdin and Miklich were appointed to serve on that committee. In addition, Mr. Nord resigned from the Compensation Committee, and Messrs. Kasdin and Schumacher were appointed to serve on that committee. The NYSE transition rules further require that, within one year after termination of our controlled company status, a majority of our directors must be independent and all members of the Nominating and Governance Committee and the Compensation Committee must be independent. Therefore, on January 16, 2013, Mr. Ali Rashid, a director who was not considered independent due to his relationship with Apollo, resigned, and on January 17, 2013, the Board elected Mr. Rolfe to fill the vacancy created by Mr. Rashid’s resignation. In addition, on March 13, 2013, Mr. Press and Mr. Nord resigned from the Compensation Committee and Nominating and Governance Committee, respectively, and Mr. Rickertsen was appointed to serve on both committees.
Executive Sessions of Non-Management Directors
The independent directors meet at regularly scheduled executive sessions outside of the presence of the directors who are not independent. Mr. Schumacher presides over the executive sessions of the independent directors.
Board Leadership Structure and Role in Risk Oversight
The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interest of our company for the Board to make a determination when it elects a new chief executive officer.
Currently, the positions of Chairman and Chief Executive Officer have been separated. Our Board Chairman is William H. Brooks, who was our President and Chief Executive Officer from May 2007 until March 2008, and previously served Noranda Aluminum in various capacities for over 20 years. Mr. Brooks initially agreed to serve as our Chairman at Apollo’s request and was compensated under a separate arrangement with Apollo that terminated in May 2010. We believe that Mr. Brooks’ leadership skills, coupled with his intimate knowledge of the aluminum industry, make him well qualified to serve as our Chairman at this time.
Management of risk is the direct responsibility of the Chief Executive Officer and other members of the Noranda Executive Team. The Board has responsibility for the oversight of risk management on an enterprise-wide basis, making the assessment that management has appropriately identified the risks faced by our company, determining how those risks will evolve over time, and developing the proper actions for risk mitigation. The Board’s approach is designed to support the achievement of our organizational and strategic objectives, supporting sound financial management and sustainable growth, while at the same time creating enhanced stockholder value. The Board evaluates the risk management practices developed and implemented by management and gauges whether these practices are operating as intended. The Board regularly reviews information regarding operations, safety performance, cash and financial management, productivity, growth initiatives, and the risks associated with each. In addition, the Board develops an annual operating plan with management that takes into account key risks and opportunities. Several review sessions between management and the Board are conducted as part of the process to develop the operating plan, during which a thorough discussion of these risks and adequate risk mitigation efforts are undertaken.
Although the Board ultimately is responsible for overseeing the company’s risk management efforts, the Board relies on its committees to assist with specific areas of risk oversight. The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•
The Audit Committee oversees risks relating to the financial statements and financial reporting processes, as well as internal controls, key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. At least two times a year, the Audit Committee receives a risk update, which focuses on the company’s risk assessment and risk management policies and processes. In addition, the Audit Committee annually conducts an assessment of compliance issues and programs.

•	The Environment, Health and Safety Committee oversees risks related to the company’s safety programs, public policy initiatives, the environment and similar matters.

•
The Compensation Committee oversees risks associated with the company’s compensation policies and programs, management resources, structure, succession planning, development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

•
The Nominating and Corporate Governance Committee oversees risks related to the company’s governance structure and processes, board organization and membership, as well as risks arising from related party transactions.

In addition, in 2012, a special projects team designated by management engaged in a risk assessment process designed to identify our key business risks following interviews with personnel at our several manufacturing locations. Moreover, in 2012, we engaged an outside consulting firm to conduct an enterprise risk management assessment. This additional risk assessment process was designed to broaden our sources of risk data and identify risks with a degree of specificity that would enhance our ability to design an effective mitigation plan. The assessment included interviews with members of our management and the Audit Committee, a survey provided to a broader population of managers, identification of comparable company risks and consideration of our business objectives and the general macroeconomic environment. This data will be utilized by our Risk Committee to establish risk mediation priorities.
As noted above, the Compensation Committee oversees risks associated with our compensation policies and programs. In this regard, the Compensation Committee reviews with management the relationship between the compensation programs across our organization and risk management on a periodic basis. On the basis of the most recent review, we have concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us. In reaching this determination, we considered the following:

•	Our compensation program is balanced and diversified among several components, including market-appropriate base salaries and deferred compensation and pension arrangements, which do not promote risk.

•
We have multiple performance metrics in our Annual Incentive Plan, which also are applicable to our performance-vesting restricted stock units ("RSUs") and restricted shares; no single measure predominates.

•	Our metrics are tied to our operating plan and to key safety, cash and financial management and productivity goals; our metrics emphasize earnings and effective cash management rather than revenues.

•
We have capped the maximum award under our Annual Incentive Plan so that it cannot exceed 200 percent of the target award, which helps to limit the potential for excessive emphasis on short-term incentives.

•	Performance-vesting RSUs and restricted shares vest over three year performance cycles, and service-vesting RSUs and restricted shares vest over three-year terms, which encourages a longer-term focus.
Communication with the Board
Any person who wishes to communicate with the Board, including the independent directors as a group, may direct a written communication, addressed to the Board, or to the independent directors at: Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, Attention: Corporate Secretary. Alternatively, communications may be sent to NorandaBoard@noralinc.com. Correspondence will be logged in and forwarded to the director presiding over executive sessions of the independent directors.

Board Meetings and Board Committees
During 2012, the Board met nine times. There are five standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Executive Committee and the Environmental, Health and Safety Committee, each described below. All incumbent directors, with the exception of Mr. Turner, attended at least 75% of the total number of meetings held by the Board and all committees of the Board on which such director served. Mr. Turner attended 56% of all meetings. Messrs. Brooks, Kasdin, Miklich, Rickertsen, Schumacher and Smith attended the 2012 Annual Meeting of Stockholders. We expect all directors to attend the 2013 Annual Meeting absent exceptional circumstances.
Audit Committee. The members of the Audit Committee are Messrs. Schumacher (Chairman), Evans and Miklich. During 2012, the Audit Committee met twelve times.
The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	our financial reporting process and internal control system;

•	the integrity of our consolidated financial statements;

•	the retention, independence, qualifications, performance and compensation of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters, including our Code of Business Conduct.
The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by contacting Listen Up via telephone at 1-866-398-0010 or via the internet at www.listenupreports.com. The complaints and submissions will be logged by Listen Up and forwarded to the members of the Audit Committee.
The Board has determined that Messrs. Schumacher and Miklich are "audit committee financial experts" within the meaning of Securities and Exchange Commission regulations.
Compensation Committee. The members of the Compensation Committee are Messrs. Kasdin (Chairman), Rickertsen and Schumacher. During 2012, the Compensation Committee met eight times. The principal duties and responsibilities of the Compensation Committee are:

•
to annually review and approve corporate goals and objectives relevant to compensation of our chief executive officer, evaluate his performance in light of those goals and approve his compensation level based on this evaluation;

•	at least annually, to review and approve the annual base salaries and annual incentive opportunities of our executive officers;

•
as and when appropriate, to review and approve incentive awards and opportunities, employment agreements, severance arrangements and change-in-control arrangements affecting elements of compensation, in each case as they affect our executive officers, as well as compensation and benefits for former executive officers;

•
to review the Compensation Discussion and Analysis required to be included in our proxy statement and determine whether or not to recommend to the Board that the Compensation Discussion and Analysis be so included;

•	to prepare an annual Compensation Committee report required to be included in our proxy statement; and

•
together with the Company’s senior risk officers and general counsel, to annually review our employee compensation programs to determine whether any risk arising from the compensation programs is reasonably likely to have a material adverse effect upon our company.

The Compensation Committee considers the executive compensation recommendations as well as the comparative data provided by Semler Brossy Consulting Group LLC, a compensation consultant we engaged at the direction of the Compensation Committee and that we refer to below as "Semler Brossy." During 2012, Semler Brossy did not provide any services to us other than consulting work on executive compensation.
Nominating and Governance Committee. The members of the Nominating and Governance Committee are Messrs. Kasdin (Chairman), Miklich and Rickertsen. During 2012, the Nominating and Governance Committee met one time.
The principal duties and responsibilities of the Nominating and Governance Committee are:

•	to seek individuals qualified to become board members and to recommend the director nominees for consideration at the annual meeting of stockholders;

•	to recommend director nominees for each committee of the Board;

•	to review annually and make recommendations to the Board with respect to director compensation;

•	to report to and discuss with the Board of Directors an annual assessment of the Board’s performance;

•	to review the adequacy of our Corporate Governance Guidelines; and

•	to review our succession planning and make an annual report to the Board on our succession planning.
When considering individuals to recommend for nomination as directors, the Nominating and Governance Committee considers the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. The Nominating and Governance Committee considers diversity from a variety of perspectives including, among others, differences of viewpoint, professional experience, education, skills, race, gender and national origin. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of director candidates. In addition, the Nominating and Governance Committee will consider stockholder recommendations for director candidates. Stockholder recommendations of candidates should be submitted in writing to: Noranda Aluminum Holding Corporation., 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, Attention: Corporate Secretary. To recommend a candidate, a stockholder must submit the following information: (i) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending stockholder; (iii) the consent of the candidate to serve as a director and (iv) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. We will notify the stockholder proponent of the decision of the Committee. The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation. The nomination of Mr. Rolfe was initially recommended by Apollo.
The procedures described above relate only to stockholder recommendations for director candidates to be considered by the Nominating and Governance Committee. If you wish to formally nominate a candidate, you must follow the procedures set forth in our By-Laws. See "Stockholder Proposals and Nomination of Director Candidates" below.
Executive Committee. The members of the Executive Committee are Messrs. Smith (Chairman), Nord and Press. During 2012, the Executive Committee met two times. The principal duties and responsibilities of the executive committee are:

•	subject to applicable law, to exercise the powers and the duties of the Board between board meetings and while the Board is not in session; and

•	to implement the policy decisions of the Board.
Environmental, Health and Safety Committee. The members of the Environmental, Health and Safety Committee are Messrs. Brooks (Chairman), Smith and Turner. During 2012, the Environmental, Health and Safety Committee met three times.
The principal duties and responsibilities of the Environmental, Health and Safety Committee are as follows:

•	to review our policies, practices and programs with respect to the management of environmental, health and safety affairs, including those related to sustainability and natural resource management;

•	to monitor our compliance with environmental, health and safety laws and regulations, and our policies relating thereto; and

•
to receive reports from management regarding significant legislation or regulations, judicial decisions, treaties, protocols, conventions or other agreements, public policies or medical or other scientific developments involving environmental, health and safety issues that will or may have an effect on our business.

Code of Business Conduct
We have adopted a Code of Business Conduct that applies to all employees of Noranda Aluminum Holding Corporation and its worldwide subsidiaries. Among other things, the Code of Business Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Business Conduct provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to the Code of Business Conduct. The Code of Business Conduct is available on the Investor Relations page of our website at www.norandaaluminum.com/investor. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct by making disclosures concerning such matters available on the Investor Relations page of our website.

DIRECTOR COMPENSATION
Compensation for Service on the Board. Each of our non-employee directors, other than an Apollo affiliate, as described below, receives an annual retainer of $75,000, paid quarterly in advance, plus $2,000 for each meeting of the Board attended in person ($1,000 if attended by telephone). In addition, each of our non-employee directors, other than an affiliate of Apollo, received a grant of 5,000 restricted stock units, which we refer to as “RSUs,” in 2012, and it is anticipated that each director will continue to be granted 5,000 RSUs annually. The RSUs vest on the first anniversary of the date of grant or, if earlier, under certain termination of service events.
Compensation for Service on a Board Committee. Each of our non-employee directors who is a member of a committee of the Board, other than an Apollo affiliate, is entitled to receive $2,000 for each committee meeting attended in person ($1,000 if attended by telephone).
Compensation in Respect of Apollo Affiliates. A director who is an Apollo affiliate does not receive any annual retainer and meeting fees, including any equity grants (whether as a director or as a committee member). Instead, in consideration for providing the services of such Apollo designee, Apollo Management VI, L.P. receives 87.5% of the amount of such retainer or fees that would otherwise be payable to the non-employee director and Apollo Alternative Assets, L.P. receives the remaining 12.5%.
The following table provides information regarding compensation for our non-employee directors in 2012, which reflects the directors’ fees and other arrangements described above. The table does not include compensation to Layle K. Smith, our President and Chief Executive Officer, which is included in the Summary Compensation Table below. Mr. Smith receives no additional compensation in respect of his service on the Board.
2012 Director Compensation

	Fees earned or paid in cash(1)	Stock awards(2)	All other compensation (3)	Total
Name	$	$	$	$
William H. Brooks	132,500	35,700	—	168,200
Richard B. Evans	105,000	35,700	—	140,700
Robert A. Kasdin	101,000	35,700	—	136,700
Matthew R. Michelini	—	—	—	—
Thomas R. Miklich	107,000	35,700	—	142,700
Matthew H. Nord	—	—	—	—
Eric L. Press	—	—	—	—
M. Ali Rashid(4)	—	—	—	—
Carl J. Rickertsen(5)	83,175	35,700	—	118,875
Alan H. Schumacher	115,000	35,700	—	150,700
Henry K. Silverman(6)	—	—	—	—
Gareth Turner	—	—	—	—

(1)
As described above, Messrs. Michelini, Nord, Press, Rashid, Silverman and Turner, who are affiliates of Apollo, received no compensation for their services in 2012. Rather, director fees were paid to Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. for making these persons available to serve as non-employee directors in 2012. In 2012, Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. received $385,360 and $55,051, respectively, in retainers and fees, in respect of Messrs. Michelini, Nord, Press, Rashid, Silverman and Turner.

(2)
The amounts shown for stock awards are equal to the grant date fair value of the awards, calculated in accordance with ASC Topic 718. At December 31, 2012, each of Messrs. Brooks, Evans, Kasdin, Miklich, Rickertsen and Schumacher held 5,000 RSUs. In addition, at December 31, 2012, Mr. Brooks held options to purchase 136,200 shares, and each of Messrs. Kasdin, Miklich and Schumacher held options to purchase 20,000 shares. Because dividend equivalents on our ordinary quarterly dividends were factored into the grant date fair value of the RSUs, no additional amounts are shown with respect to dividend equivalents provided in respect of our ordinary quarterly dividends to the directors who held RSUs. With respect to the $1.25 per share special dividend we paid on March 19, 2012, we made an anti-dilution adjustment, in the form of a cash payment of $1.25 per RSU and per share underlying stock options held by each director. We paid $177,364 to Mr. Brooks, $32,114 to each of Messrs. Kasdin, Miklich and Schumacher, and $7,114 to Mr. Evans. The payments are not reflected in the table above because they constitute anti-dilution adjustments that were contemplated in the original grant date fair value of the RSUs and stock options to which they relate.

(3)
As described in note 1 above, Messrs. Michelini, Nord, Press, Rashid, Silverman and Turner received no compensation for their services in 2012. Rather, on June 1, 2012, Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. were granted 21,875 and 3,125 RSUs, respectively, for the continued future service of the Apollo affiliates as non-employee directors. During 2012, an additional 558 and 80 RSUs were granted to Apollo Management VI, L.P. and Apollo Alternative Assets, L.P., respectively, as dividend equivalents. On June 11, 2012, 34,442 RSUs held by the Apollo entities were settled in cash for $272,437 based on the fair market value of our common shares on the vesting date. In connection with the $1.25 per share special dividend we paid on March 19, 2012, we paid to Apollo Management VI, L.P. and Apollo Alternative Assets, L.P., as anti-dilution adjustments, $153,125 and $21,875, respectively, with respect to stock options they held, and $37,350 and $5,335, respectively, with respect to RSUs they held.

(4)	Mr. Rashid resigned from the Board on January 16, 2013.

(5)	Mr. Rickertsen became a director on April 4, 2012.

(6)	Mr. Silverman became a director on September 27, 2011 and resigned from the Board effective March 15, 2012.

EXECUTIVE OFFICERS
Below are the names and positions of each of our executive officers:

Name	Position
Layle K. Smith	President and Chief Executive Officer
Robert B. Mahoney	Chief Financial Officer
Gail E. Lehman	Chief Administrative Officer, General Counsel and Corporate Secretary
Scott M. Croft	President of Norandal USA, Inc.
Wayne R. Hale	President of the Upstream Business
Mr. Smith’s biography is set forth above under "Election of Directors – Current Term Expires in 2013."
Robert B. Mahoney, 59, has been our Chief Financial Officer since May 2009. From November 2007 until April 2008, he was Chief Executive Officer of Hi-P International Limited in Shanghai China, a publicly traded (Singapore Exchange Ltd.) supplier of plastic injection components and stamped parts. From 1995 to October 2007, Mr. Mahoney was employed by Molex Inc. in a number of operating and financial positions. He was Chief Financial Officer of Molex from 1996 through 2003 and Executive Vice President and President of Molex Asia from 2003 to 2007. Mr. Mahoney received a BA in Economics and History from the University of Virginia and an MBA from the Graduate School of Business Administration at the University of Michigan.
Gail E. Lehman, 53, has been our Chief Administrative Officer, General Counsel and Corporate Secretary since March 2012. She was our Vice President of Human Resources, General Counsel and Corporate Secretary from February 2011 until March 2012, and our Vice President, General Counsel and Corporate Secretary from January 2010 until February 2011. Prior to joining our company, she most recently was Vice President, General Counsel and Corporate Secretary of Hawker Beechcraft Corporation, a manufacturer of general aviation aircraft in Wichita, Kansas, from July 2007 until August 2009. From April 2006 until May 2007, Ms. Lehman served as Vice President, General Counsel and Corporate Secretary of Covalence Specialty Materials Corporation. From November 2001 through April 2006, Ms. Lehman was the Assistant General Counsel, Treasury and Finance, and Assistant Secretary for Honeywell International Inc. From 1993 through November 2001, Ms. Lehman held various positions of increasing responsibility in the Law Department of Honeywell International Inc. and its predecessor, AlliedSignal Inc. Before joining AlliedSignal, Ms. Lehman was an associate with the law firm of Lowenstein, Sandler in Roseland, New Jersey. Ms. Lehman holds a BA and M.Ed. from Rutgers University and a JD from Rutgers Law School in Newark, New Jersey.
Scott M. Croft, 49, has been President of the Norandal USA, Inc., our wholly-owned subsidiary that operates our rolling mills (downstream) business, since March 2006. His previous assignments with our predecessors include Site Manager of our Huntingdon, Tennessee facilities from 2002 to 2006, Director of Foil Operations from 2001 to 2002, Plant Manager at our Salisbury, North Carolina facility from 1995 to 2000 and Production Manager at Huntingdon, Tennessee from 1993 to 1995. Mr. Croft holds a BS in Metallurgical Engineering from the University of Pittsburgh and an MBA from Syracuse University.
Wayne R. Hale, 57, became President, Upstream of Noranda Holdco in October 2011. Prior to joining our company, Mr. Hale served as Executive Vice President and Chief Operating Officer of Century Aluminum Company from March 2007 to May 2011. He was Senior Vice President of Sual-Holding from April 2004 to February 2007 and held various senior management positions with Kennecott Utah Copper Corporation from April 2000 to April 2004, including Chief Operating Officer from April 2002 to April 2004. Mr. Hale served as President, Primary Products Division for Kaiser Aluminum & Chemical Corporation from December 1997 through 2000.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
In this Compensation Discussion and Analysis, we discuss the compensation paid or awarded for 2012 to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our "named executive officers."
Objectives of Compensation Program
We designed our compensation program to retain our executives, motivate them to achieve specific financial objectives and align their interests with our stockholders. In addition, we intend that our compensation program promote strong governance of our company, excellent cash management, long-term earnings growth and safety performance. We also strive to provide a competitive compensation package in order to attract and retain executive talent.
Our Process for Determining Compensation in 2012
In 2012, our Compensation Committee reviewed and approved all compensation paid to our executives. Generally, the Compensation Committee seeks to provide total cash compensation, which includes salary and target bonuses under our Annual Incentive Plan, that is at or near the 50th percentile in the competitive marketplace.
At the direction of the Compensation Committee, we retained Semler Brossy, a national compensation consulting firm that advises many companies, to provide advice regarding executive compensation. In this capacity, Semler Brossy provided a comparative analysis derived from a Towers Watson & Co. general industry survey, as well as comparative data relating to a peer group of companies in our industry. These companies included:

•	Carpenter Technology Corporation	•	Metals USA Holdings Corp.
•	Castle (AM) and Company	•	Olympic Steel, Inc.
•	Century Aluminum Company	•	OM Group, Inc.
•	Graftech International, Ltd.	•	Quanex Building Products Corporation
•	Haynes International, Inc.	•	Schnitzer Steel Industries, Inc.
•	Kaiser Aluminum Corporation	•	Worthington Industries, Inc.
For 2012, we added Haynes International, Inc., Metals USA Holdings Corp. and Worthington Industries, Inc. because each of them were within the Global Industry Classification Standard (GICS) Steel sub-industry classification (part of the Metals and Mining industry classification that includes Noranda) and had revenues and market capitalization that was within the range of 1/3 to three times our revenues and market capitalization. We removed Cliff’s Natural Resources, Inc. because it was too large in comparison to our company, having revenues approximately four times as large as ours and a market capitalization approximately 13 times as large as ours at the time of the peer group evaluation for 2012.
While the Compensation Committee considers practices of the peer companies when it deliberates on compensation decisions, it does not mechanically benchmark our pay relative to specific comparative levels among these peer companies, as there are significant size and scope variations between our company and the peer companies. Instead, the Compensation Committee references both the peer group and survey data to obtain an understanding of competitive trends in our industry and in the marketplace generally. Data collected from the general industry survey, which covers hundreds of companies, does not relate to specifically-named peer organizations, but rather reflects data for companies within objectively defined parameters, most significantly including corporate revenue levels.
2012 Compensation
Base Salaries.
In setting executive officers' base salaries, the Compensation Committee considered the comparative compensation data provided by Semler Brossy and Mr. Smith’s recommendations regarding salaries for the other named executive officers. Salary increases for Messrs. Croft and Hale and Ms. Lehman were $29,034, $75,140 and $44,517, respectively, reflecting increases of 9.7 percent, 22.1 percent and 14.2 percent, respectively. In the case of Mr. Hale, the increase was designed to address competitive considerations, particularly in light of his key role as President of the Upstream Business. Mr. Croft’s increase principally was designed to place his salary closer to median salary indicated by Semler Brossy’s analysis. Ms. Lehman’s salary increase reflected her assumption of duties as Chief Administrative Officer and Vice President – Human Resources during 2012, in addition to her position as our General Counsel. Mr. Mahoney received a 3.5 percent merit increase. Mr. Smith’s salary remained at $900,000, based on the Compensation Committee’s determination that his current salary was competitive.

Annual Incentive Plan.
The Compensation Committee approved the performance metrics for the 2012 Annual Incentive Plan, which, with respect to senior executives, was incorporated into our Senior Executive Bonus Plan. As was the case in 2011, the metrics for 2012 were designed to be standardized for four of our business segments to the extent we deemed practical (a fifth segment, corporate, principally reflects our corporate–level expenses and is not separately referenced in Annual Incentive Plan metrics). We selected metrics that we believed would be significant indicators of the degree to which we were successful in implementing our strategy, so that superior performance would be appropriately incentivized and rewarded.
Except as noted below, each of the following metrics was applied to each segment (other than the corporate segment, which is not separately addressed in the Annual Incentive Plan), weighted as indicated in the respective descriptions below. No payments under the plan (other than with respect to safety-related metrics) would be made if Enterprise Adjusted EBITDA, as described below, was not at least $180 million. The most significant change in the Annual Incentive Plan for 2012 was an increased emphasis on safety. The 2012 Annual Incentive Plan included three safety metrics with an aggregate weighting of 25 percent, as compared to two metrics with an aggregate weighting of 15 percent in 2011. To accommodate the increase in the weighting of the safety measures, the weighting of Enterprise Adjusted EBITDA and Free Cash Flow were each reduced by five percent.
Adjusted EBITDA Cost – (50 percent weighting for the Bauxite and Alumina Segments) – Adjusted EBITDA Cost consists of the costs to produce a metric tonne of bauxite or alumina, as applicable, adjusted to correspond to "EBITDA," as defined in our debt agreements. Detail regarding the calculation of Adjusted EBITDA is contained in our Annual Report on Form 10-K for the year ended December 31, 2012, in Item 7 under “Management's Discussion and Analysis of Financial Conditions and Results of Operations - Covenant Compliance and Financial Ratios.” With respect to the Bauxite segment, we made further adjustments to eliminate the effect of changes from our 2012 business plan estimates for the price of bunker C fuel and diesel fuel. We also made adjustments to eliminate the effect of currency fluctuations between Jamaica and U.S. dollars. With respect to the Alumina segment, we made further adjustments to eliminate the effect of changes from our 2012 business plan estimates for the price of natural gas, caustic soda and bauxite. With respect to both segments, we also made adjustments to eliminate the effect of fluctuations in “profit in inventory” or “PII.” PII fluctuations generally reflect the impact of period-to-period changes in volume, price and cost of inventory, which, due to the application of FIFO accounting for inventory and other factors, can have a positive or negative effect on gross margins. We selected the Adjusted EBITDA Cost metric because it is used to measure the efficiency and cost effectiveness of our manufacturing assets. We made the further adjustments described above because fluctuations in commodities prices, PII and foreign exchange rates generally are out of the control of our management and employees, and we did not believe it was appropriate for payments to our employees under the our Annual Incentive Plan to be positively or adversely affected by these fluctuations.
Integrated Cash Cost – (50 percent weighting for the Primary Aluminum Segment) – Integrated Cash Cost means the cost of producing a pound of sow (commodity grade aluminum), which is based upon the segment’s total primary aluminum cost (i) minus the aggregate premium above the Midwest Transaction Price for value added products (billet, rod, foundry, silafont and value-added sow products, (ii) minus/plus Alumina segment profit/loss on Alumina used in our integrated aluminum production, (iii) minus/plus Bauxite segment profit/loss on bauxite used in our integrated aluminum production, (iv) minus/plus other intersegment profit/loss eliminations, (v) divided by the total pounds shipped. We selected Integrated Cash Cost because we believe it provides a good measure of the efficiency of the Primary Aluminum manufacturing process. By eliminating the effect of profits or losses of other segments in the supply chain and the premium for value added products, we generally focus on the integrated net costs required to produce sow. We made further adjustments to eliminate the effect of changes from our 2012 business plan estimates for the price of coke, pitch and alumina material. We also made adjustments to eliminate the effect of fluctuations in PII. We made the further adjustments because fluctuations in commodities prices and PII generally are out of the control of our management and employees, and we did not believe it was appropriate for payments to our employees to be positively or negatively affected by these fluctuations.
Enterprise Adjusted EBITDA – (15 percent weighting) – Enterprise Adjusted EBITDA represents consolidated net income before income taxes, net interest expense and depreciation and amortization, further adjusted to correspond to "EBITDA," as defined in our debt agreements. We believe Enterprise Adjusted EBITDA is an important metric that should be a component of the award opportunity for employees in all segments because it underscores a principal objective for our company and employees, namely the ability of our company, as a consolidated enterprise, to realize a meaningful return from the sale of our products. It also provides an indication of our ability to realize efficiencies in operating our business. In addition, this metric is related to metrics that are relevant to our debt agreements.
Segment Adjusted EBITDA — (50% weighting for the Flat-Rolled Products segment) — Segment Adjusted EBITDA is calculated in the same manner as described above for Enterprise Adjusted EBITDA, but is based on Flat-Rolled Products Segment profit (loss) rather than our consolidated net income before income taxes, and is subject only to those adjustments applicable to the segment. We made further adjustments to eliminate the effect of changes from our 2012 business plan estimates for the price of natural gas. We made the further adjustments for the same applicable reasons as we made the further adjustments to Adjusted EBITDA Cost, as described above. We include this measure because it is a reliable indicator of the overall performance of our Flat-Rolled Products Segment.
Safety (TRIF) (10 percent weighting) – We determine performance with respect to this safety metric using the Total Recordable Injury Frequency rate, or "TRIF." TRIF measures the number of work related injuries that require a certain level of medical treatment per 200,000 hours worked, including, but not limited to, fatalities, lost time injuries, restricted work cases and medical treatments. We selected this metric because we believe that safety is an important measurement of performance for any manufacturing company. In addition, we believe that the increased efficiency and cost reduction achieved as a result of improved safety performance is critical to the success of our company.
Safety (LWDIR) (10 percent weighting) – This metric is based on our Lost Workday Case Incidence Rate, or “LWDIR.” The Safety (LWDIR) metric is based on the following calculation:

L x 200,000	Where: L= the number of lost workday cases
T	T= the total number of hours worked
We use the Safety (LWDIR) measure metric because it addresses the severity of work related injuries. The Safety (LWDIR) measure replaced the Safety (DART) (“days away from work, restricted work activity or job transfer”) metric that we used in 2011. We made this change because LWDIR is a standard measure used by the Occupational Health and Safety Administration (OSHA).
Safety (ERIF) (5 percent weighting) – We added this metric in 2012 in order to add an environmental component to our Annual Incentive Plan. This metric is based on Environmental Reportable Incident Frequency or “ERIF,” which is based on environmental incidents per 200,000 hours worked. For this purpose, environmental incidents include (i) spills, discharges, excursions and other exceedances that are reportable to an environmental regulatory agency, (ii) permit breaches that are reportable to regulatory agencies; and (iii) regulatory actions or orders that cause corrective responses and reporting to regulatory agencies. We believe that our executives should focus on reducing environmental incidents, to protect the environmental health and safety of our employees, as well as the health and safety of the communities in which our operations are located.
Free Cash Flow (10 percent weighting) – Free Cash Flow is defined for each segment as the aggregate of (i) Adjusted EBITDA, plus/minus (ii) decreases/increases in accounts receivable (exclusive of intercompany transactions), plus/minus (iii) increases/decreases in accounts payable (exclusive of intercompany transactions), plus/minus (iv) decreases/increases in inventory (on a first-in, first-out basis), minus (v) capital expenditures. We believe this measure provides a useful indicator of each segment’s ability to manage invested capital and generate cash.
The target award for each of the named executive officers under the plan was based on a percentage of their annual salary. The Compensation Committee considered peer group and general industry data provided by Semler Brossy in approving the size of the target award. However, as was the case in 2011, we established target award levels so that all executive officers, other than Mr. Smith, had the same target award percentage applied to their respective salaries. We felt that using the same target percentage would enhance teamwork among our executives in working towards our success. Salary percentages and target awards were as follows for 2012:

	Target award as a percentage of salary	Target award
Name	%	$
Layle K. Smith	100	900,000
Robert B. Mahoney	60	247,705
Gail E. Lehman	60	214,810
Scott M. Croft	60	197,013
Wayne R. Hale	60	249,084
Targets were set for each metric based on amounts that were budgeted early in 2012. Target and actual achievement amounts, for certain metrics are shown in the following table. Because Enterprise Adjusted EBITDA was less than $180 million, no payments were made based on the performance metrics described above, other than the safety-related metrics. However, all of the named executive officers other than Mr. Smith were provided a special payment, as described below.

	Target Amount	Actual Amount
Metric	$	$
Enterprise Adjusted EBITDA	211.3 million	96.9 million
Flat-Rolled Products Adjusted EBITDA	56.2 million	50.5 million
Bauxite Adjusted EBITDA Cost	25.94 per Mt	26.76 per Mt
Alumina Adjusted EBITDA Cost	272.13 per Mt	282.85 per Mt
Primary Aluminum Integrated Cash Cost	0.740 per lb	0.750 per lb
Information regarding the specific performance targets for other metrics described above and actual performance achieved with regard to those metrics are neither considered necessary to understand how compensation was paid under the 2012 Annual Incentive Plan nor material to an understanding of our compensation arrangements, and this information is not addressed in this discussion because it represents confidential business or financial information that is not otherwise disclosed to the public. Disclosing this information would cause significant competitive harm to our company.
With respect to the metrics under the plan, we aim to set performance targets that are aggressive, but sufficiently realistic to motivate the performance of our named executive officers. In that regard, we believe that the targets for each metric in the 2012 Annual Incentive Plan were set at appropriate levels at the beginning of the performance cycle and were considered more than sufficient to motivate the achievement of operational and financial performance. In addition, the targets represented a significant and appropriate challenge for management. Historical achievement rates provide some measure of the difficulty of attaining target achievement, as indicated by the following table:

	Percentage of Target Achievement
	2012	2011	2010
Bauxite	30%	87%	40%
Alumina	31%	57%	94%
Primary Aluminum	10%	89%	114%
Flat-Rolled Products	50%	103%	150%
Blended Corporate	30%	84%	116%
As demonstrated by this table, in some instances target performance was not achieved while in other instances target performance was exceeded. Overall, we believe that achievement of target goals under the 2012 Annual Incentive Plan structure, while certainly motivational and aspirational in nature, was difficult. In addition, bonuses are based on metrics that are determined to be critical to our success in any given year and that can be significantly affected by our executives' superior performance.
Based on our actual performance, an achievement percentage is applied to each metric. The achievement percentage varies from 85% if the minimum performance threshold is met, to 200% if the maximum performance level is achieved. If the target amount for a metric is achieved, the achievement percentage is 100%. The total achievement percentage for a segment equals the weighted average achievement percentage for all applicable performance metrics. The following tables show the metrics utilized for 2012, along with the weighting and achievement percentage reached for each measure:

Bauxite metrics	Weight %	Achievement %
Bauxite Adjusted EBITDA Cost	50.0	—
Enterprise Adjusted EBITDA	15.0	—
Bauxite Free Cash Flow	10.0	—
Safety (TRIF)	10.0	—
Safety (LWDIR)	10.0	200.0
Safety (ERIF)	5.0	200.0
Total Bauxite	100.0	30.0

Alumina metrics	Weight %	Achievement %
Alumina Adjusted EBITDA Cost	50.0	—
Enterprise Adjusted EBITDA	15.0	—
Alumina Free Cash Flow	10.0	—
Safety (TRIF)	10.0	87.8
Safety (LWDIR)	10.0	173.2
Safety (ERIF)	5.0	103.2
Total Alumina	100.0	31.3

Primary Aluminum metrics	Weight %	Achievement %
Primary Aluminum Integrated Cash Cost	50.0	—
Enterprise Adjusted EBITDA	15.0	—
Primary Aluminum Free Cash Flow	10.0	—
Safety (TRIF)	10.0	—
Safety (LWDIR)	10.0	—
Safety (ERIF)	5.0	200.0
Total Primary Aluminum	100.0	10.0

Flat-Rolled Products metrics	Weight %	Achievement %
Flat-Rolled Products Adjusted EBITDA	50.0	—
Enterprise Adjusted EBITDA	15.0	—
Flat-Rolled Products Free Cash Flow *	10.0	—
Safety (TRIF)	10.0	200.0
Safety (LWDIR)	10.0	200.0
Safety (ERIF)	5.0	200.0
Total Flat-Rolled Products	100.0	50.0

*
Flat-Rolled Products Cash Flow was at a level that would have resulted in an Achievement Percentage of 200. However, because Enterprise Adjusted EBITDA was less than $180 million, actual payments were made only with respect to the three safety-related metrics.

Blended Corporate metric	Weight %	Achievement %
Total Bauxite	25.0	30.0
Total Alumina	25.0	31.3
Total Primary Aluminum	25.0	10.0
Total Flat-Rolled Products	25.0	50.0
Total Blended Corporate	100.0	30.3
As indicated in the table above, the Blended Corporate metric, which was applicable to Mr. Smith, Mr. Mahoney and Ms. Lehman, was based on equal weighting of the total achievement for each of our segments. Mr. Croft's award is based on achievement with respect to the Blended Corporate metrics (50% weighting) and the Flat-Rolled Products metrics (50% weighting). Mr. Hale's award is based on achievement with respect to the Blended Corporate metric (50% weighting) and with respect to the Bauxite, Alumina, and Primary Aluminum metrics (16.67 % each).
Based on the applicable levels of achievement described above, payments to the named executive officers were as follows:

	Target award	Payout based on performance achieved (% of target award)	Actual award
Name	$	%	$
Layle K. Smith	900,000	30.32	272,880
Robert B. Mahoney	247,705	30.32	75,104
Gail E. Lehman	214,810	30.32	65,130
Scott M. Croft	197,013	40.16	79,120
Wayne R. Hale	249,084	27.04	67,352
Special Payment As noted above, because Enterprise Adjusted EBITDA was less than $180 million, no payments were made with regard to the financial metrics described above, other than the safety metrics. The Compensation Committee determined that this result would be inequitable because the Flat-Rolled Products segment performed quite well in comparison to the other segments. Therefore, the Compensation Committee determined that a special payment should be given to the named executive officers, other than Mr. Smith, whose performance was deemed in varying degrees to have contributed to the Flat-Rolled Products segment performance. The special payment, as a percentage of the named executive officers target award, was as follows:

Name	Amount of Special Payment	Approximate Percentage of Target Award Represented by Special Payment
	$	%
Layle K. Smith	—	—
Robert B. Mahoney	12,385	5.0%
Gail E. Lehman	10,740	5.0%
Scott M. Croft	24,627	12.5%
Wayne R. Hale	6,227	2.5%
Long-Term Incentives
Our equity award program in 2012 involved the award of restricted stock, principally to senior managers, including the named executive officers. We decided to use restricted stock in 2012, rather than restricted stock units, which we used in 2011, to better preserve the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code provided by transition rules for companies that recently have had an initial public offering. The restricted stock granted to each named executive officer was divided into two awards, consisting of service-vesting restricted stock and performance-vesting restricted stock.
The service-vesting restricted stock vests on the following schedule:

•	25% on the first anniversary of grant date.

•	25% on the second anniversary of grant date.

•	50% on the third anniversary of grant date.
We decided to use this vesting schedule because it balances the advantages of two commonly used vesting schedules; one that provides for equal vesting over the three year vesting period ("average vesting") and one that provides for all vesting to occur at the end of the vesting period ("cliff vesting"). Average vesting provides incremental benefits to participants, but does not provide the strongest possible incentive for continued employment over the entire vesting period. Cliff vesting is designed to provide a strong incentive for continued employment, but the absence of any incremental benefit prior to the end of the vesting period may have the opposite effect because the need to wait until the end of the vesting period before any shares will vest may have a discouraging effect on employees. We believe that the vesting schedule we use for our restricted stock provides meaningful incremental vesting while also encouraging continued employment throughout the vesting period.
The performance-vesting restricted stock vests on a three year performance cycle. For example, restricted stock granted in 2012 has a performance cycle covering the 2012-2014 years. The number of shares of restricted stock that vest will be based upon the average percentage achievement (as a percentage of the target achievement) with respect to the Blended Corporate metric under the Annual Incentive Plan for each of the three years during the performance period cycle. We focus on the Blended Corporate metric because, as explained above under "Annual Incentive Plan," it encompasses metrics applicable to all of our business segments. The shares underlying the grants of performance-vesting restricted stock constitute the maximum number of shares that may be awarded, equal to two times the number of shares that would vest based on target performance.
As was the case in 2011, the Compensation Committee determined that the aggregate number of shares of restricted stock to be awarded to all of our employees, including performance-vesting restricted stock at target levels, should be equal to approximately one percent of our outstanding common stock. With regard to the named executive officers, the Compensation Committee determined, based on Mr. Smith’s recommendation, to keep the number of shares underlying the equity awards at target levels at the same amount as in 2011, even though the awards would be less than the amounts suggested by competitive data, so that more shares could be awarded to lower level participating employees.

The following table indicates the number of shares of service-vesting and performance-vesting restricted stock granted to each executive officer in 2012:

Name	Total Shares of Service-Vesting Restricted Stock Granted	Total Shares of Performance-Based Restricted Stock Granted*
Layle K. Smith	63,375	126,750
Robert B. Mahoney	13,000	26,000
Gail E. Lehman	13,000	26,000
Scott M. Croft	13,000	26,000
Wayne R. Hale	13,000	26,000

*
The Total Shares of Performance-Based restricted stock granted constitutes shares that will vest if the maximum performance level (200% of target) is achieved. If target performance is achieved, 63,375 restricted shares held by Mr. Smith, and 13,000 restricted shares held by each other named executive officer will vest; the other restricted shares will be forfeited.

The performance-vesting restricted stock is not reflected in the Summary Compensation Table. SEC regulations require that the Summary Compensation Table reflect the grant date value of stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"). Under ASC Topic 718, a grant date occurs when an employer and employee reach a mutual understanding of the key terms and conditions of a share-based payment award. Because the vesting of the performance-vesting restricted stock will be dependent on the average performance under the Corporate metric for each of the three years in the 2012-2014 performance cycle, and the Compensation Committee has not yet determined the various metrics that will be incorporated into the Corporate metric for 2013 and 2014, we concluded that the key terms and conditions of the performance-vesting restricted stock have not yet been determined, as reflected in Note 16 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012. Therefore, a grant date for the performance-vesting RSUs has not yet occurred; we anticipate that the grant date will occur in early 2014, and the grant date fair value will be reflected in the Summary Compensation Table for 2014.
Dividend Equivalents and Other Dividend Related Payments.
In 2012, we issued restricted stock units (RSUs) or restricted stock as dividend equivalents to holders of outstanding RSUs and restricted stock, with respect to the aggregate $0.16 per share ordinary quarterly dividends that we paid. In addition, we issued dividend equivalents, with respect to performance-vesting RSUs and performance-vesting restricted stock, in connection with the $1.25 per share special dividend we paid on March 19, 2012 (we paid $1.25 in cash per time-vested RSU or share of time-vested restricted stock held by the named executive officers). The number of additional RSUs and shares of restricted stock we provided as dividend equivalents was computed by dividing the amount of the dividend the RSU or restricted stock holder would have received for a number of shares of our common stock equal to the number of RSUs or shares of restricted stock held divided by the fair market value of a share of our common stock on the last trading day before the dividend payment date. The dividend equivalent RSUs and restricted stock vest in the same manner as the underlying RSUs and restricted stock with respect to which they were issued.
The following table indicates the number of additional RSUs and shares of restricted stock that were issued to the named executive officers as dividend equivalents in 2012 (rounded to the nearest whole share):

Name	Total Time-Vesting RSUs	Total Performance-Vesting RSUs	Total Time-Vesting Restricted Shares	Total Performance-Vesting Restricted Shares
Layle K. Smith	1,217	10,230	1,425	18,134
Robert B. Mahoney	250	2,117	292	3,720
Gail E. Lehman	763	2,117	292	3,720
Scott M. Croft	250	2,117	292	3,720
Wayne R. Hale	—	—	920	3,720
The value of the time-vesting RSUs and restricted stock provided as dividend equivalents with respect to our ordinary dividends is not separately presented in the Summary Compensation Table because ordinary dividends were factored into the grant date fair value of the RSUs or restricted stock to which the dividend equivalents relate. The cash payments related to the time-vested RSUs and restricted stock are not reflected in the Summary Compensation Table because they constitute anti-dilution adjustments that were contemplated in the original grant date fair value of the RSUs and restricted stock to which they relate. In addition, due to the application of ASC Topic 718 to performance-vesting RSUs and restricted stock described above, performance-vesting RSUs and restricted stock provided as dividend equivalents are not reflected in the Summary Compensation Table. We anticipate that the values of the performance-vested RSUs and restricted stock will be reflected in the Summary Compensation Table for 2013 and 2014, respectively. Vesting terms with respect to all RSUs and restricted stock outstanding on

December 31, 2012 are provided in the footnotes to the table under "Executive Compensation – 2012 Outstanding Equity Awards at Fiscal Year End."
Our stock options generally do not provide for dividend equivalents but do provide for equitable adjustments for extraordinary dividends. The Compensation Committee, which administers our equity plans, determined that an appropriate and equitable adjustment would entail payment to holders of our stock options, including Messrs. Smith, Mahoney and Croft, of $1.25 for each share underlying options that they held.
Ongoing and Post-Employment Compensation
We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.
Noranda Aluminum Group Savings Plan. Each of our named executive officers participates in our company-wide 401(k) qualified plan for salaried and non-union hourly employees. The Company matches 50% of employee contributions (15 percent of contributions by “Highly Compensated Employees,” as defined in the plan) up to 6% of employee pay. Company matching contributions are 100% vested after three years of service.
Noranda Aluminum Group Retirement Plan (the "Qualified Pension Plan"). Each of our executive officers participates in the Qualified Pension Plan, which is a company-wide non-contributory defined benefit pension plan for salaried and non-union hourly employees. Benefits are vested after five years of service and are based on average annual compensation and length of service of the employee. See "2012 Pension Benefits" below for further information.
Noranda Aluminum, Inc. Management Supplemental Benefit Plan (the "Supplemental Plan"). The Supplemental Plan is a separate supplemental non-qualified pension plan in which executive officers and other highly compensated company employees participate. The Supplemental Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Qualified Pension Plan under applicable Internal Revenue Code limits and the amount that would be provided under the Qualified Pension Plan if no such limits were applied. The Supplemental Plan also recognizes as covered earnings deferred salary and bonuses, which are not included as covered compensation under the Qualified Pension Plan. Each of our named executive officers participates in the Supplemental Plan. See "2012 Pension Benefits" below for further information.
Noranda Aluminum, Inc and Participating Subsidiaries Non-Qualified Deferred Compensation Plan. Under our non-qualified deferred compensation plan, executive officers and other highly compensated employees may defer a portion of their base salary and annual bonus. Amounts deferred are not actually invested, but are credited with interest at a rate equal to the sum of the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance Company (which for 2012 was 5.85% plus 1.5% and for 2013 will be 5.6%. Messrs. Mahoney and Hale and Ms. Lehman participated in this plan in 2012.
Change in Control and Severance Arrangements under Executive Term Sheets. In October 2010, we amended or entered into new term sheets with our named executive officers that include provisions addressing change in control and executive severance. In connection with the start of his employment, Mr. Hale also entered into a term sheet in October 2011 that included change in control and severance terms. We believe that change in control and severance protections promote management stability during potential periods of uncertainty. Absent such protections, there is an increased risk that executive officers will seek other employment opportunities if they become concerned about their employment security following or in anticipation of a change in control. We believe that the arrangements would provide financial security to a named executive officer in the event the named executive officer is terminated without cause in connection with a change in control by providing a meaningful payment to the named executive officer, and that this protection will help ensure the retention and continued focus of management at pivotal times. We also determined to provide severance protection to our named executive officers, although at lower levels, for certain terminations unrelated to a change in control. We believe these severance protections provide a competitive benefit that enhances our ability to retain capable executive officers.
The term sheets provide for payments and other benefits if, within 18 months following a change of control, a named executive officer's employment is terminated without cause and other than due to the named executive officer's disability or death, or if a named executive officer terminates employment for "good reason" (as defined in the term sheets). In effect, these change in control provisions require what is sometimes called a "double trigger," namely both a change in control and a specified termination event before payment is made. The term sheets also provide for lesser payments if these types of terminations occur outside of the context of a change in control. The change in control and severance arrangements do not include tax gross-up provisions, which involve additional payments to a named executive officer if the named executive officer becomes liable for payment of excise tax under Section 4999 of the Internal Revenue Code with respect to payments in connection with a change in control. Instead, if the change in control payments to a named executive officer would be subject to the excise tax, we will reduce the payments to the highest amount that could be paid without triggering the excise tax, unless the named executive officer would have a greater after-tax benefit if the payment is not reduced and the excise tax is paid, in which case the named executive officer will pay any applicable excise tax. See "Executive Compensation — Potential Payments upon Termination or Change in Control" for additional information.
Tax Considerations
Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified highest paid executive officers, unless certain conditions are met. We have structured certain portions of our executive compensation program to preserve deductibility for federal income tax purposes. Nevertheless, we believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company.
STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
At our 2011 Annual Meeting, our stockholders voted, on an advisory basis, to recommend the holding of advisory votes on named executive officer compensation every three years. After consideration of these voting results and other factors, the Board determined that we will hold an advisory vote on compensation of our named executive officers every three years. Because our most recent advisory vote on executive compensation was held at the 2011 Annual Meeting, the next advisory vote will be held at our 2014 Annual Meeting.
As previously disclosed, at our 2011 Annual Meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials included in the proxy statement for the 2011 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 99.5% of all votes cast, including abstentions. We again considered the results of the advisory vote and, in light of the strong favorable vote of our stockholders, we continue to believe that no specific action need be taken in response to the vote.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis provided above in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Robert Kasdin, Chairman
Alan H. Schumacher
Matthew H. Nord
Eric L. Press
Carl J. Rickertsen
On March 19, 2012, we ceased to be a “controlled company” under NYSE listing standards because Apollo no longer owned a majority of our voting stock. As a result, we became subject to NYSE requirements that a majority of the directors on the Compensation Committee be independent within 90 days thereafter. Accordingly, Mr. Nord resigned from the Compensation Committee on March 19, 2012; he did not participate in any Compensation Committee decisions after that date. Messrs. Kasdin and Schumacher became members of the Compensation Committee on March 19, 2012, and did not participate in most of the Compensation Committee decisions described in the Compensation Discussion and Analysis provided above, which were made prior to that date. Mr. Rickertsen became a member of the Compensation Committee on March 13, 2013, and did not participate in the Compensation Committee decisions described in the Compensation Discussion and Analysis provided above.

2012 Summary Compensation Table
The following table sets forth information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and each of the persons who were the three other most highly paid executive officers in 2012.

Name and principal position		Salary(1)	Bonus(2)	Stock awards(3)	Non-equity incentive plan compensation (4)	Change in pension value and non-qualified deferred compensation earnings(5)	All other compensation(6)	Total
	Year	$	$	$	$	$	$	$
Layle K. Smith, President and Chief Executive Officer	2012	900,000	—	767,471	272,880	419,605	7,371	2,367,327
	2011	900,000	—	981,045	754,559	393,102	683,104	3,711,810
	2010	825,000	—	—	959,722	319,145	7,041	2,110,908
Robert B. Mahoney, Chief Financial Officer	2012	409,351	12,385	157,430	75,104	109,880	10,989	775,139
	2011	394,456	—	201,240	200,653	136,177	217,344	1,149,870
	2010	380,625	—	—	266,977	93,523	5,411	746,536
Gail E. Lehman, Chief Administrative Officer, General Counsel and Secretary	2012	346,888	10,741	157,430	65,130	90,698	8,090	678,977
	2011	310,125	—	201,240	157,703	54,900	47,449	771,417
	2010	287,500	—	308,031	198,924	28,666	40,584	863,705
Scott M. Croft, President – Norandal USA, Inc.	2012	321,096	24,627	157,430	79,120	286,973	7,737	876,983
	2011	292,932	—	201,240	146,599	289,392	192,965	1,123,128
	2010	257,945	—	—	172,931	176,225	7,042	614,143
Wayne R. Hale, President – Upstream Business	2012	396,355	6,227	157,430	67,352	57,527	6,828	691,719
	2011	85,000	50,000	187,066	41,152	20,667	42,582	426,467

(1)
Two of the named executive officers deferred a portion of their salary in 2012 under the Noranda Aluminum, Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan as follows: Mr. Mahoney, $135,086; Mr. Hale, $118,907.

(2)
The amounts shown in the Bonus column represent a special payment authorized by the Compensation Committee. For additional information, see "Compensation Discussion and Analysis – 2012 Compensation – Special Payment."

(3)
The amounts shown for stock awards are equal to the grant date fair value of the awards, calculated in accordance with ASC Topic 718. Because a "grant date," as defined under ASC Topic 718, is not yet deemed to have occurred with respect to performance-vesting RSUs we granted in 2011 and performance-vesting restricted stock we granted in 2012, the amounts shown for those years do not reflect the value of those RSUs and shares of restricted stock. For additional information, see "Compensation Discussion and Analysis – 2012 Compensation – Long Term Incentives."

(4)
Represents payments under our Annual Incentive Plan based on our achievement with respect to specified metrics. See "Compensation Discussion and Analysis — 2012 Compensation — Annual Incentive Plan" for further information regarding payments for 2012. Two of the named executive officers deferred a portion of their Annual Incentive Plan payments in 2012 under the Noranda Aluminum, Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan as follows: Mr. Mahoney, $66,215; Ms. Lehman, $7,885.

(5)
Includes the aggregate change in the actuarial present values of the named executive officers’ accumulated benefit under the Noranda Aluminum Inc. Aluminum Group Retirement Plan and the Noranda Aluminum Inc. Management Supplemental Benefit Plan from January 1, 2012 to December 31, 2012. The changes in pension values described above are based on the following calculations.

		Change in pension value*
Name	Plan name	$
Layle K. Smith	Noranda Aluminum Inc. Aluminum Group Retirement Plan	61,984
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	357,621
	Total	419,605
Robert B. Mahoney	Noranda Aluminum Inc. Aluminum Group Retirement Plan	53,026
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	56,854
	Total	109,880
Gail E. Lehman	Noranda Aluminum Inc. Aluminum Group Retirement Plan	46,542
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	44,156
	Total	90,698
Scott M. Croft	Noranda Aluminum Inc. Aluminum Group Retirement Plan	138,519
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	148,454
	Total	286,973
Wayne R. Hale	Noranda Aluminum Inc. Aluminum Group Retirement Plan	47,969
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	9,558
	Total	57,527

*
Present values shown represent the increase in present value of accrued pension benefits from December 31, 2011 to December 31, 2012 Benefits are assumed to begin at age 65 (which is the plans’ earliest unreduced retirement age). Present values at December 31, 2011 assume mortality in accordance with the IRS prescribed static table for 2012 for Healthy Annuitants, and present values at December 31, 2012 assume mortality in accordance with the IRS prescribed static table for 2013 for Healthy Annuitants. Benefits are assumed payable as a joint and survivor 75% annuity if the executive is married or as a five-year certain and life annuity if the executive is single. The discount rates at December 31, 2012 and December 31, 2011 for financial reporting purposes are 3.9% and 4.4%, respectively, for the Noranda Aluminum Inc. Aluminum Group Retirement Plan and 3.9% and 4.4%, respectively, for the Noranda Aluminum Inc. Management Supplemental Benefit Plan.

(6)	The amounts in the "All Other Compensation" column for 2012 include the following:

Named executive officer	GTL insurance(a)	Company 401(k) match(b)	Dividend related payments (c)	Total
	$	$		$
Layle K. Smith	3,621	3,750	—	7,371
Robert B. Mahoney	3,489	7,500	—	10,989
Gail E. Lehman	2,959	5,131	—	8,090
Scott M. Croft	2,737	5,000	—	7,737
Wayne R. Hale	3,379	3,449	—	6,828

(a)
Under our group term life insurance policies, we provide coverage in amounts up to two times the named executive officers' base pay (limited to $850,000). Amounts reported in the table above represent the dollar value of insurance premiums paid on behalf of each named executive officer in 2012.

(b)
Our named executive officers are eligible to participate in our company-wide 401(k) qualified plan for salaried employees. We match 50% of employee contributions up to 6% of employee pay. Our matching contributions are 100% vested after three years of service. Amounts reported in the table above represent the amount of our matching contributions made in 2012.

(c)
The $1.25 per share special dividend paid on March 19, 2012 resulted in cash payments to each of the named executive officers as follows: Mr. Smith, $646,849; Mr. Mahoney, $135,123; Ms. Lehman; $68,200; Mr. Croft, $183,384; and Mr. Hale, $54,193. These payments are not included in the Summary Compensation Table because they constituted anti-dilution adjustments contemplated in the original grant date fair value of the underlying stock options, RSUs and restricted stock held by the named executive officers. In addition, because dividend equivalents with respect to our ordinary quarterly stock dividends were factored into the grant date fair value of the time-vested RSUs and restricted stock, no additional amounts are included in the Summary Compensation Table with regard to dividend equivalents provided to holders of time-vested RSUs and restricted stock. In addition, for the reasons set forth in note 3 to the Summary Compensation Table, no additional amounts are included with regard to dividend equivalents provided with respect to performance-vesting RSUs and restricted stock.

2012 Grants of Plan-Based Awards
The following table provides information regarding plan-based awards granted to the named executive officers in 2012:

		Estimated possible payouts under non-equity incentive plan awards(1)		All other awards: number of shares or units (2)	Grant date fair value of share awards(3)
		Target	Maximum
Name	Grant date	$	$	#	$
Layle K. Smith	3/2/2012	900,000	1,800,000	—	—
	3/6/2012	—	—	63,375	767,471
Robert B. Mahoney	3/2/2012	247,705	495,410	—	—
	3/6/2012	—	—	13,000	157,430
Gail E. Lehman	3/2/2012	214,810	429,620	—	—
	3/6/2012	—	—	13,000	157,430
Scott M. Croft	3/2/2012	197,013	394,026	—	—
	3/6/2012	—	—	13,000	157,430
Wayne R. Hale	3/2/2012	249,084	498,168	—	—
	3/6/2012	—	—	13,000	157,430

(1)
These award opportunities are provided under our 2012 Annual Incentive Plan. There is no specified minimum payout under the Annual Incentive Plan, although there are minimum performance levels that must be achieved with regard to the various metrics included in the plan. See "Compensation Discussion and Analysis — 2012 Compensation — Annual Incentive Plan."

(2)
Includes shares of service-vesting restricted stock granted in 2012 as follows: Mr. Smith, 63,375; each other named executive officer, 13,000. Of the service-vested restricted stock granted in 2012 under our equity award program, 25% vests on the first and second anniversaries of the date of grant and the remaining 50% vests on the third anniversary of the date of grant.

(3)
Because a "grant date," as defined under ASC Topic 718, is not yet deemed to have occurred with respect to performance-vesting RSUs we granted in 2011 and performance-vesting restricted stock we granted in 2012, the amount shown does not reflect the value of performance-vesting RSUs issued as dividend equivalents in 2012, or performance-vesting restricted stock granted or issued as dividend equivalents in 2012. For additional information, see "Compensation Discussion and Analysis – 2012 Compensation – Long Term Incentives."

2012 Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding stock options, restricted stock units and restricted shares held by the named executive officers at December 31, 2012 (all share and unit amounts are rounded to the nearest whole number):

	Option awards				Stock awards
	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units that have not vested (1) (2) (3) (4)	Market value of shares or units that have not vested (5)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (6)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (5)
Name	#	#	$		#	$	#	$
Layle K. Smith(7)	160,000	40,000	1.14	March 3, 2018	120,121	733,939	154,899	946,435
Layle K. Smith(7)	100,000	100,000	1.14	November 12, 2019	—	—	—	—
Robert B. Mahoney(8)	—	60,000	0.69	June 9, 2019	24,640	150,550	31,774	194,140
Gail E. Lehman	—	—	—	—	40,127	245,176	31,774	194,140
Scott M. Croft	122,600	—	2.00	May 29, 2017	24,640	150,550	31,774	194,140
Wayne R. Hale	—	—	—	—	36,569	223,437	14,860	90,794

(1)
Includes, for Mr. Smith, Mr. Mahoney, Ms. Lehman and Mr. Croft, 55,321, 11,348, 11,348, and 11,348 service-vesting RSUs, respectively, of which one-third vests on March 4, 2013 and the remaining two-thirds vest on March 4, 2014.

(2)
Includes for Mr. Smith, Mr. Mahoney, Ms. Lehman, Mr. Croft and Mr. Hale, 64,800, 13,292, 13,292, 13,292, and 13,292 shares of service-vesting restricted stock, respectively, of which 25% vests on March 6, 2013, 25% vests on March 6, 2014 and the remaining 50% vests on March 6, 2015.

(3)	Includes, for Ms. Lehman, 15,487 service-vesting RSUs that will vest on December 1, 2013.

(4)	Includes, for Mr. Hale, 23,277 shares of service-vesting restricted stock of which one-third vests on October 3, 2013 and the remaining two-thirds vests on October 3, 2014.

(5)	Based on the $6.11 closing price per share of our common stock on December 31, 2012, as reported by the NYSE.

(6)
Includes, for Mr. Smith, Mr. Mahoney, Ms. Lehman and Mr. Croft, 82,458, 16,914, 16,914 and 16,914 performance-vesting RSUs, respectively, that vest on March 7, 2014 based on the average percentage achievement (as a percentage of target achievement) with respect to the Corporate metric under our Annual Incentive Plan for each of the three years during the 2011-2013 performance cycle. The number of performance-vesting RSUs listed in the table is based on target achievement. Also includes, for Mr. Smith, Mr. Mahoney, Ms. Lehman, Mr. Croft and Mr. Hale, 72,441, 14,860, 14,860, 14,860 and 14,860 shares of performance-vesting restricted stock that vest on March 6, 2015 based on the average percentage achievement (as a percentage of target achievement) with respect to the Corporate metric under our Annual Incentive Plan for each of the three years during the 2012-2014 performance cycle. The number of shares of performance-vesting restricted stock listed in the table is based on target achievement. RSU and restricted stock amounts are rounded to the nearest whole number. See "Compensation Discussion and Analysis – 2012 Compensation – Long-Term Incentives" for further information.

(7)	The unexercisable options held by Mr. Smith that expire on March 3, 2018 vested on March 3, 2013. The remaining unexercisable options, which will expire on November 12, 2019, will vest as follows:

Date	Number of shares underlying options that vest
November 12, 2013	50,000
November 12, 2014	50,000

(8)	Mr. Mahoney's unexercisable options are scheduled to vest as follows:

Date	Number of shares underlying options that vest
June 9, 2013	30,000
June 9, 2014	30,000

Subject to certain limited exceptions set forth in the applicable stock option award agreement or in a term sheet, unvested options will automatically expire upon the date of the optionee's termination of employment, and vested options generally will expire 90 days following the termination of the optionee's employment without "cause" or with "good reason" (each as defined in the applicable stock option agreement), 60 days following the optionee's termination of employment without good reason and 180 days following the optionee's death or disability. All options will be forfeited upon a termination of the optionee's employment for cause. Subject to similar limited exceptions set forth in the applicable RSU or restricted share agreement, unvested RSUs or restricted shares will automatically be forfeited upon termination of employment. See "Potential Payments Upon Termination or Change in Control" for a description of special provisions of the stock options, RSUs or restricted shares addressing termination of employment due to death or disability, and in connection with a change in control and certain other termination events.
The terms of the RSUs provide for dividend equivalent payments with respect to the RSUs. The number of additional RSUs is computed by dividing the amount of the dividend the RSU holder would have received for a number of shares of our common stock equal to the number of RSUs held divided by the fair market value of a share of our common stock on the last trading day before the dividend payment date. The dividend equivalent RSUs vest in the same manner as the underlying RSUs with respect to which they were issued.
See "Compensation Discussion and Analysis - Long Term Incentives - Dividend Equivalents and Other Dividend Related Payments" above for further details regarding dividend equivalents and other payments we made on options, RSUs and restricted stock.
2012 Option Exercises and Stock Vested
The following table provides information regarding vesting of stock options and RSUs held by the named executive officers during 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Layle K. Smith	—	—	18,033	233,708(2)
Robert B. Mahoney	24,000	173,407	3,699	47,939(2)
Gail E. Lehman	—	—	11,571	94,620(3)
Scott M. Croft	—	—	3,699	47,939(2)
Wayne R. Hale	—	—	7,703	48,221(4)

(1)	Based on the difference between the market price per share of the shares acquired on the date of exercise and the exercise price, multiplied by the number of shares underlying the options.

(2)	Based on the $12.96 per share closing price on March 2, 2012, as reported by the New York Stock Exchange.

(3)
Based on the $12.96 per share closing price on March 2, 2012, as reported by the New York Stock Exchange, with respect to 3,699 shares. Based on the $5.93 per share closing price on November 30, 2012, as reported by the New York Stock Exchange, with respect to 7,872 shares.

(4)	Based on the $6.26 per share closing price of our common stock on October 3, 2012, as reported by the New York Stock Exchange.

2012 Pension Benefits
The Noranda Aluminum Inc. Aluminum Group Retirement Plan, which we refer to below as the "Aluminum Group Retirement Plan" is a tax-qualified defined benefit pension plan that provides a benefit of 1.75% of final five-year average compensation, with an offset of 0.75% of the executive’s Social Security benefit for each year of credited service (maximum 40 years). Pay reflected in the formula is total compensation (generally, the total compensation paid to an employee that would be reported for income tax purposes plus amounts that would have been paid to the employee but for a compensation reduction authorization under specified tax qualified plans, but excluding certain specified perquisites, amounts reported as income due to stock option exercises, severance pay and other miscellaneous items) and is subject to certain limits required by the Internal Revenue Code. Benefits commence at age 65, or as early as age 55 with a reduction of 3% for each year by which commencement precedes age 65. Accrued benefits are vested when the employee has completed 5 years of service. None of the named executive officers are currently eligible for early retirement benefits. Messrs. Smith, Mahoney and Hale and Ms. Lehman, do not yet have 5 years of service, and Mr. Croft is not yet 55 years of age. Upon disability before retirement, the accrued benefit is payable immediately and is reduced for early commencement before age 65, and, if the employee remains disabled until age 65, a benefit is payable at age 65 equal to the benefit the employee would have earned had he remained employed until age 65 at his last rate of pay. Upon retirement, the benefit is paid as a monthly annuity for the employee’s life, with 5 years of payments guaranteed. Alternatively, employees can elect an actuarially equivalent benefit in the form of a joint and 50% survivor annuity (which married participants must elect unless they obtain spousal consent), a 75% and 100% joint survivor annuity, a life annuity, a life annuity with 10 years guaranteed, or, if the present value of the benefit is less than $25,000, a lump sum payment. If a married employee dies before retirement, a survivor benefit is paid to the surviving spouse equal to the benefit the spouse would have received if the employee had retired and chosen the 50% joint and survivor annuity.
The Noranda Aluminum Inc. Management Supplemental Benefit Plan, which we refer to below as the "Management Supplemental Benefit Plan," is a non-qualified defined benefit pension plan that uses the same benefit formula as the Aluminum Group Retirement Plan and provides any benefit accruals that would have been provided under the qualified plan if not for the pay and benefit limits of the Internal Revenue Code and if the executive had not deferred compensation. Executives can elect to receive non-qualified plan payments in an actuarially equivalent lump sum or in two, three, five or ten annual installments, and can elect to begin receiving benefits at age 55, 60, 65 or 70 (but not before 6 months after termination of employment).
The table below sets forth, for each of our named executive officers, the present value of the officer’s accumulated benefit and the officer’s years of credited service, as of December 31, 2012, under each of our defined benefit pension plans.

Name	Plan name	Number of years credited service	Present value of accumulated benefit (1)	Payment during last fiscal year
		#	$	$
Layle K. Smith	Aluminum Group Retirement Plan	4.8	201,213
	Management Supplemental Benefit Plan	4.8	1,144,345
	Total		1,345,558	—
Robert B. Mahoney	Aluminum Group Retirement Plan	3.7	159,897
	Management Supplemental Benefit Plan	3.7	206,855
	Total		366,752	—
Gail E. Lehman	Aluminum Group Retirement Plan	2.9	105,545
	Management Supplemental Benefit Plan	2.9	86,747
	Total		192,292	—
Scott M. Croft	Aluminum Group Retirement Plan	21.7	649,364
	Management Supplemental Benefit Plan	21.7	426,133
	Total		1,075,497	—
Wayne R. Hale	Aluminum Group Retirement Plan	1.3	57,102
	Management Supplemental Benefit Plan	1.3	21,092
	Total		78,194	—

(1)
Present values shown represent the present value of accrued pension benefits at December 31, 2012. Benefits are assumed to begin at age 65 (which is the earliest retirement age for which full plan benefits are payable). Present values assume mortality in accordance with the IRS prescribed static table for 2013 for Healthy Annuitants as of December 31, 2012. Retirement Plan benefits are assumed payable as a joint and 75% survivor annuity if the executive is married, or as a five-year certain and life annuity if the executive is single. Management Supplemental Benefit Plan benefits are assumed payable as lump sums. The discount rates at December 31, 2012 for financial reporting purposes are 3.9% for the Aluminum Group Retirement Plan and 3.9% for the Management Supplemental Benefit Plan.

2012 Non-Qualified Deferred Compensation
Under the Noranda Aluminum Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan, executive officers and other highly compensated employees may defer up to 33% of their base salary and annual bonus, subject to a minimum annual deferral amount of $2,000. Distribution elections are irrevocable once made, and elections made in a prior year will not be affected by elections made in future years. All distributions are made in cash in either a lump sum payment or in equal annual installments over a period of 5, 10 or 15 years. Distributions commence beginning on March 15 of either (a) the year following the participant's attainment of a specified age (as early as age 55 or as late as age 70), even if the participant is actively employed at such age; or (b) the March 15 following the later of the date the participant leaves active employment with Noranda or attains age 55, in each case subject to any required delays as a result of Section 409A of the Internal Revenue Code.
The following table provides details regarding non-qualified deferred compensation for the named executive officers with respect to 2012.

Name	Aggregate Balance at January 1, 2011 ($)	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Layle K. Smith	—	—	—	—	—	—
Robert B. Mahoney	134,913	201,301	—	18,981	—	355,195
Gail E. Lehman	16,071	7,885	—	1,686	—	25,642
Scott M. Croft	—	—	—	—	—	—
Wayne R. Hale	—	118,907	—	4,116	—	123,023

(1)
Includes $135,086 (for Mr. Mahoney) and $118,907 (for Mr. Hale) of salary, and $66,215 (for Mr. Mahoney) and $7,885 (for Ms. Lehman) in payments under the 2012 Annual Incentive Plan that were deferred.

(2)	All amounts shown in this column were reported as compensation in the 2012 Summary Compensation Table.

(3)
Amounts deferred are not actually invested, but are credited with interest at a rate equal to the sum of the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance Company (which, for 2012, was 5.85) plus 1.5%

(4)	Includes for the named executive officers the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Mahoney, $130,171; Ms. Lehman, $15,506

Potential Payments upon Termination or Change of Control
In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2012 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under our defined benefit pension plans – See "2012 Pension Benefits" above for information regarding these plans;

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including payments under the Noranda Aluminum Group Savings Plan;

•
restricted shares and shares underlying options that vested prior to the termination event—see the table under "2012 Outstanding Equity Awards at Fiscal Year End" above for information regarding vesting of these securities; and

•	short-term incentive payments that would not be increased due to the termination event.
We have entered into term sheets relating to the employment of our named executive officers. The term sheets provide for benefits upon specified termination of employment events within 18 months following a change in control and lesser benefits upon specified termination of employment events at any time for reasons unrelated to a change in control.
In the event that the named executive officer is terminated other than for "cause" or if the executive resigns for "good reason," he or she will be entitled, subject to his or her execution and non-revocation of a general release, to (i) an amount equal to annual base salary plus target bonus (an amount equal to two times annual base salary plus target bonus for Mr. Smith), (ii) a pro-rated annual bonus, based on our actual performance, and (iii) continued health benefits for a period of 12 months (18 months in the case of Mr. Smith). In the event such termination occurs in connection with, in anticipation of, or within the 18 month period following a change in control (a "CIC Termination"), the executive generally would be entitled to the same severance benefits as described above, except that the severance payment would be in an amount equal to two times annual base salary plus target bonus (three times annual base salary plus target bonus for Mr. Smith), and all executives would be provided continued health benefits for a period of 18 months.

In addition, in the event that a named executive officer is terminated without cause or resigns for good reason, all options granted to the executive officer prior to our initial public offering of common stock would be credited with an additional 12 months of vesting. In the event of a CIC Termination, all options granted to the named executive officers prior to our initial public offering of common stock would fully vest. Under provisions of either a term sheet or a stock option agreement, all options that were granted to a named executive officer prior to our initial public offering of common stock also will fully vest if the executive remains employed by us through the 18 month anniversary of a change in control. In addition, Mr. Smith's options also would fully vest following a change in control that occurs prior to March 3, 2013.
Each of the stock option agreements for the named executive officers other than Mr. Mahoney provides that in the event of a named executive officer's death or disability, the options will vest with respect to the next tranche of underlying shares that would have vested if the named executive officer remained employed by us through the vesting date of the tranche.
Each of the named executive officers’ time-vesting RSU agreements and restricted stock agreements provides that, in the event of his or her death or disability, or if he or she is terminated other than for cause or is resigning for good reason, his or her RSUs or restricted stock will vest with respect to the next tranche of RSUs or restricted stock that would have vested if he or she remained employed through the vesting date of the tranche. Moreover, following a change in control, all of the named executive officers’ unvested RSUs or restricted stock will vest unless he or she is provided with a replacement award satisfying specified conditions. All unvested RSUs or restricted stock underlying the replacement award also will vest in the event of his or her death or disability, or if the named executive officer is terminated other than for cause or resigns for good reason within 24 months of the change in control.
Each of the named executive officers’ performance-vesting RSU agreements and performance-vesting restricted stock agreements provides that in the event of the executive officer’s death or disability, or if he or she is terminated without cause or resigns for good reason, the RSUs or restricted stock that otherwise would vest following the performance period based on actual performance will be prorated based upon the number of months during the performance period that he or she was employed by us (for this purpose, actual performance will be applied for each completed fiscal year in the performance period prior to the named executive officer’s death, disability or termination, and target performance will be assumed for any fiscal year in the performance period that has not yet been completed). However, if a change in control occurs during the performance period, target performance will be deemed to have occurred and the RSUs will fully vest (subject to proration if the named executive officer terminated service prior to the change in control), unless the named executive officer is provided a replacement award satisfying specified conditions. Among other things, any replacement award must consist of time-vesting restricted stock or RSUs having a value at least equal to the value of the original performance-vesting RSUs or restricted stock on the date of the change in control, assuming target performance is achieved, and generally provide for vesting on the third anniversary of the grant date of the original performance-vesting RSUs or restricted stock. However, any replacement award also must provide for the same prorated vesting as is described in the first sentence of this paragraph, unless the named executive officer is terminated other than for cause or resigns for good reason within 24 months following the change in control, in which case the named executive officer will receive the full amount of RSUs or restricted stock that otherwise would have vested had he or she remained employed throughout the performance period.
Mr. Smith's amended and restated term sheet provides that in the event a change in control occurs on or prior to March 3, 2013 and Mr. Smith remains employed by us through the 12 month anniversary of the change in control (or through such earlier time as he is terminated without cause or resigns for good reason), he generally will have the following rights with respect to 200,000 shares of our common stock he previously acquired from us in March 2008 (the "Invested Shares"): (i) in a transaction where consideration paid for our common stock is cash, the Invested Shares will be sold for the greater of $7,042,000 or the amount otherwise payable for such shares in the transaction and (ii) in a transaction where stock of another entity is provided as consideration for our common stock, he has the option of receiving $7,042,000 or (to the extent permitted by the other entity) shares of the other entity receivable on conversion of the Invested Shares. The $7,042,000 amount reflects reductions for and will be further reduced by amounts otherwise realized with respect to the Invested Shares. All previous reductions relate to dividends paid on the Invested Shares. If Mr. Smith terminates employment at least six months, but less than 12 months, following the change in control (and such termination is not without cause or for good reason), he will be entitled to 50% of the cash amount he otherwise would be able to receive with respect to the Invested Shares, as described above.
Under the term sheets, in the event any payments would be subject to the golden parachute excise tax under the Internal Revenue Code, the payments will be reduced such that no payments will become subject to the excise tax, unless the executive officer would be in a better after-tax position by receiving all payments and paying the applicable excise tax.
A "change in control" generally means:

•
the acquisition by any individual, entity or group (other than Apollo, a person who was an affiliate of ours prior to such acquisition, or any employee benefit plan sponsored or maintained by us or any of our subsidiaries) of beneficial ownership of more than 50% of the voting power of our company.

•
a merger or other business combination involving our company or any of our subsidiaries, or a sale of all or substantially all of our or their assets following which our voting securities outstanding immediately prior to the transaction no longer represent at least 50% of the combined voting power of our securities or, if we are not the surviving entity, such surviving entity (or the entity that purchased all or substantially all of our assets), or any parent or other affiliate of the entity, outstanding immediately after the transaction.

The term “good reason" means:

•
in the case of Mr. Smith (i) a material reduction in base salary or bonus potential (but not including any pre-change in control diminution related to an across-the-board compensation reduction applying to senior management of Noranda Holdco generally), (ii) the assignment to Mr. Smith of duties materially inconsistent with his duties as set forth in the term sheet or a material diminution of his responsibilities, (iii) a material breach by Noranda HoldCo of the term sheet, (iv) a requirement that Mr. Smith relocate his principal place of employment by more than 50 miles (other than in connection with a pre-change in control relocation of our headquarters, if he is relocated to the new headquarters), or (v) a notice by Noranda HoldCo of non-extension of the term of employment (other than under circumstances where employment is to be continued subsequent to such non-extension with terms of employment and severance protections that are consistent with peer group market practice, as determined by Noranda HoldCo in reasonable good faith).

•
in the case of all other named executive officers (i) a material reduction in base salary or bonus potential (but not including any pre-change in control diminution related to an across-the-board compensation reduction applying to senior management of Noranda HoldCo and its subsidiaries generally), (ii) a material adverse change in the executive’s title, duties, or responsibilities, (iii) a requirement that the executive relocate his or her principal place of employment by more than 50 miles (other than in connection with a pre-change in control relocation of our headquarters, if the executive is relocated to the new headquarters), or (iv) a notice by Noranda HoldCo of non-extension of the term of employment (other than under circumstances where employment is to be continued subsequent to such non-extension with terms of employment and severance protections that are consistent with peer group market practice, as determined by Noranda HoldCo in reasonable good faith).

Under the terms of the term sheets, the named executive officers also agreed to standard confidentiality, non-competition and non-solicitation covenants.
Tables of Benefits Upon Termination and Change in Control Events
The following tables show potential payments to the named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2012 termination date. In connection with the amounts shown in the tables:

•
Stock option benefit amounts for each option as to which vesting will be accelerated with respect to some or all of the shares underlying the option upon the occurrence of the termination event are equal to the product of the affected number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $6.11 closing price per share of our common stock on December 31, 2012, as reported by the NYSE.

•
RSU benefit amounts are equal to the product of the number of RSUs as to which vesting will be accelerated upon the occurrence of the termination event, or upon a change of control where a replacement award is not provided, multiplied by the $6.11 closing price per share of our common stock on December 31, 2012, as reported by the NYSE.

•
Restricted stock benefit amounts are equal to the product of the number of shares of restricted stock as to which vesting will be accelerated upon the occurrence of the termination event, or upon a change of control where a replacement award is not provided, multiplied by the $6.11 closing price per share of our common stock on December 31, 2012, as reported by the NYSE.

•
Mr. Smith’s resale right with respect to his Invested Shares was calculated based on the difference between the minimum $7,042,000 amount he was entitled to receive on December 31, 2012 (the minimum amount was further reduced to $7,034,000 as a result of dividends paid in March 2013) and the value of such shares based on the $6.11 closing price per share of our common stock on December 31, 2012, as reported by the NYSE (which, for purposes of the amount in the table below, is assumed to be the consideration otherwise payable for Mr. Smith's Invested Shares in a change of control transaction.) As noted above, the resale right was available only with respect to a change of control that occurs on or prior to March 3, 2013. Therefore, the resale right has expired.

•	Health benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

Layle K. Smith
Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Change in control	Death or disability
	$	$	$	$	$
Severance payments	5,400,000	3,600,000	—	—	900,000
Stock options	695,800	447,300	248,500	—	447,300
RSUs	841,827	449,792	—	841,827	449,792
Restricted stock	838,549	212,244	—	838,549	212,244
Invested shares resale right	5,820,000(1)	—	—	—	—
Health benefits	16,430	16,430	—	—	—
Total	13,612,606	4,725,766	248,500	1,680,376	2,009,336

(1)	The resale right expired on March 3, 2013 and is no longer applicable.

Robert B. Mahoney
Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Change in control	Death or disability
	$	$	$	$	$
Severance payments	1,309,923	654,962	—	—	—
Stock options	325,200	162,600	—	—	—
RSUs	172,683	92,265	—	172,683	92,265
Restricted stock	172,010	43,537	—	172,010	43,537
Health benefits	22,912	15,275	—	—	—
Total	2,002,728	968,639	—	344,693	135,802

Gail E. Lehman
Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Change in control	Death or disability
	$	$	$	$	$
Severance payments	1,110,042	555,021	—	—	—
RSUs	267,308	186,891	—	267,308	186,891
Restricted Stock	172,010	43,537	—	172,010	43,537
Health benefits	24,999	16,666	—	—	—
Total	1,574,359	802,115	—	439,318	230,428

Scott M. Croft
Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Change in control	Death or disability
	$	$	$	$	$
Severance payments	1,027,507	513,754	—	—	—
Stock options	—	—	—	—	—
RSUs	172,683	92,265	—	172,683	92,265
Restricted stock	172,010	43,537	—	172,010	43,537
Health benefits	22,912	15,275	—	—	—
Total	1,395,112	664,831	—	344,693	135,802

Wayne R. Hale
Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Change in control	Death or disability
	$	$	$	$	$
Severance payments	1,268,336	634,168	—	—	—
Restricted stock	314,232	91,112	—	314,232	91,112
Health benefits	17,920	11,947	—	—	—
Total	1,600,488	737,227	—	314,232	91,112

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in monitoring the integrity of our company’s financial statements, the performance of Noranda HoldCo’s internal audit function, and Noranda HoldCo’s compliance with legal and regulatory requirements. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of Noranda HoldCo’s internal control over financial reporting. Ernst & Young LLP, Noranda HoldCo’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of Noranda HoldCo’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of Noranda HoldCo, and (ii) expressing an opinion on the effectiveness of Noranda HoldCo’s internal control over financial reporting.
In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed Noranda HoldCo’s audited financial statements with management and with Ernst & Young LLP.

2.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Standards, AU Section 380, "Communications with Audit Committees."

3.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Noranda HoldCo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.
Respectfully submitted,

/S/ ALAN SCHUMACHER
Alan Schumacher, Chairman
/S/ RICHARD EVANS
Richard Evans
/S/ THOMAS MIKLICH
Thomas Miklich

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about beneficial ownership of our common stock as of March 22, 2013 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each director and each nominee for election as a director; (iii) each executive officer named in the Summary Compensation Table above; and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had, to our knowledge, sole voting and investment power with respect to the shares listed next to the person’s name.

Name(2)	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Apollo Funds and affiliates(3)	32,980,000	48.5%
Layle K. Smith	563,696	*
Robert B. Mahoney	129,303	*
Gail E. Lehman	18,762	*
Scott M. Croft	179,975	*
Wayne R. Hale	7,901	*
William H. Brooks	243,321	*
Eric L. Press	—	—
Gareth Turner	—	—
Matthew H. Nord	—	—
Matthew R. Michelini	—	—
Alan H. Schumacher	52,121	*
Thomas R. Miklich	37,121	*
Robert Kasdin	37,121	*
Richard B. Evans	37,121	*
Carl J. Rickertsen	20,000	*
Ronald S. Rolfe	—	—
All executive officers and directors as a group (16 persons)	1,326,442	1.9%

*	Less than 1%.

(1)
Applicable percentage of ownership is based on 67,880,237 shares of our common stock outstanding as of March 22, 2013. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 22, 2012 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership amounts include shares that may be acquired upon the exercise of options in the following amounts: Mr. Smith –300,000; Mr. Brooks – 136,200; Mr. Croft – 122,600; Mr. Schumacher – 20,000; Mr. Miklich – 20,000 and Mr. Kasdin - 20,000.

(2)	Unless otherwise indicated, the address of each person listed is c/o Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067.

(3)
Represents all equity interests in Noranda HoldCo held of record by Apollo Investment Fund VI, L.P. ("AIF VI") and Noranda Holdings, LP ("Holdings LP"). Also includes an aggregate of 140,000 shares issuable upon the exercise of outstanding options, issued to Apollo Management VI, L.P. ("Apollo Management VI") and Apollo Alternative Assets, L.P. ("Alternative Assets"). Apollo Advisors VI, L.P. ("Advisors VI") is the general partner of AIF VI, and Apollo Capital Management VI, LLC ("ACM VI") is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. ("Apollo Principal") is the sole member of ACM VI and Apollo Principal Holdings, I GP, LLC ("Apollo Principal GP") is the general partner of Apollo Principal. Noranda Holdings LLC ("Holdings LLC") is the general partner of Holdings LP. Apollo Management VI serves as the investment manager of AIF VI and of Holdings LLC, and as such has voting and investment power over the shares of Noranda HoldCo held by AIF VI and Holdings LP. AIF VI Management, LLC ("AIF VI Management") is the general partner of Apollo Management VI, Apollo Management, L.P. ("Apollo Management") is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC ("Apollo Management GP") is the general partner of Apollo Management. Apollo International Management, L.P. ("AIM LP") is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC ("International Management GP") is the general partner of AIM LP. Apollo Management Holdings, LP ("AMH") is the sole member and manager of Apollo Management GP and International Management GP. Apollo Management Holdings GP, LLC ("AMH GP," and together with the investment funds affiliated or managed by Apollo Management VI, the "Apollo Funds"), Alternative Assets, Advisors VI, ACM VI, Apollo Principal, Apollo Principal GP, Holdings LLC, Apollo Management VI, AIF VI Management, Apollo Management, Apollo Management GP, AIM LP, International Management GP and AMH, the "Apollo Entities") is the general partner of AMH. Each of the Apollo Entities disclaims beneficial ownership of all shares of Noranda HoldCo held by the Apollo Funds or beneficially owned by Apollo Management VI or Alternative Assets, except to the extent of any pecuniary interest therein. The address of AIF VI, Advisors VI, ACM VI, Apollo Principal and Apollo Principal GP is 1 Manhattanville Road, Suite 201, Purchase, New York 10577. The address of Apollo Management VI, AIF VI Management, AMH, AMH GP, Apollo Management, Apollo Management GP, AIM LP and International Management GP is 9 West 57th Street, 43rd Floor, New York, NY 10019. The address of Alternative Assets is c/o Walkers SPV

Limited, PO Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands, B.W.I. Leon Black, Joshua Harris and Marc Rowan are the members of the board of managers of Apollo Principal GP and AMH GP. Each of Messrs. Black, Harris and Rowan disclaims beneficial ownership of all shares of Noranda HoldCo held or beneficially owned by the Apollo Entities, except to the extent of any pecuniary interest therein. The address of Messrs. Black, Harris and Rowan is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019. Each of Messrs. Kleinman, Michelini, Nord, Press, Rashid and Turner are affiliated with Apollo, and disclaim beneficial ownership of any shares of Noranda HoldCo that may be deemed beneficially owned by any of the Apollo Entities, except to the extent of any pecuniary interest therein. The address of Messrs. Press, Turner, Rashid, Nord, Michelini and Kleinman is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Amended and Restated Securityholders Agreement
Noranda HoldCo, Apollo and those members of our management team who hold shares of our common stock, options to acquire shares of our common stock or RSUs are party to the amended and restated securityholders agreement, which provides for, among other things, piggyback registration rights, repurchase rights by Noranda HoldCo and Apollo in certain circumstances, demand registration rights for Apollo, and certain restrictions on each such person’s ability to compete with us or solicit our employees or customers.
See "Election of Directors" above for information regarding Apollo's right to designate director nominees under the terms of the amended and restated securityholders agreement.
Other Transactions
Apollo owns approximately 76% of Berry Plastics Corporation. We sell rolled aluminum products to subsidiaries of Berry Plastics under sales contracts which are renegotiated annually. The original contract was entered into prior to our affiliation with Apollo. Subsequent contracts were the result of arm’s-length negotiations, and we believe they are on terms at least as favorable to us as those we could have obtained from unaffiliated third parties at the time. During the fiscal year ended December 31, 2012, sales to these subsidiaries totaled approximately $9.5 million. Mr. Smith, who became our Chief Executive Officer in March 2008, was the Executive Director at Berry Plastics Corporation from April 2007 to December 2007.
We have historically sold flat-rolled products to Richardson Trident Co., which was acquired in first quarter of 2011 by Metals USA Holdings Corp, a portfolio company of Apollo. We believe the sales contracts which are renegotiated annually are the result of arm’s-length negotiations, and we believe they are on terms at least as favorable to us as those we could obtain from unaffiliated third parties. During the fiscal year ended December 31, 2012, sales to Richardson Trident Co. totaled approximately $11.4 million.
Fees to Apollo Affiliate in Connection With 2012 Refinancing
On February 29, 2012, we refinanced our senior secured credit facilities by entering into a new seven-year term B loan with an original principal amount of $325.0 million and a new $250 million asset-based revolving credit facility (the "2012 Refinancing"). In connection with the 2012 Refinancing, we paid fees to Apollo Global Securities, LLC ("AGS"), an affiliate of Apollo that participated in both the arrangement and structuring of the 2012 Refinancing. The fees paid to AGS, which were found by the Audit Committee of our Board of Directors to be on terms no less favorable than would be obtained in a comparable arms-length transaction, totaled $743,750.
Fees to Apollo Affiliate in Connection With 2013 Refinancing
On March 8, 2013, we completed a private offering of $175 million aggregate principal amount of 11% senior unsecured notes due 2019 (the “Notes”). In addition, on March 8, 2013, we entered into an amendment to the agreement related to our senior secured credit facilities. The amendment provided for an incremental term B loan of $110 million (the “Incremental Loan”). The proceeds of the Notes and the Incremental Loan were used principally to redeem approximately $275.3 million principal amount of our outstanding Senior Floating Rate Notes due 2015.
AGS acted as an initial purchaser with respect to $8,750,000 principal amount of the Notes, which it purchased for $8,640,625, representing a discount of 1.25%, or $109,375. The 1.25% discount provided to AGS was the same discount provided to the other initial purchasers in the offering. In addition, in connection with the Incremental Loan, we paid fees of $35,750 to AGS, which participated in the arrangement of the Incremental Loan. The Audit Committee of our Board of Directors determined that the discount and fee paid to AGS as described above were on terms no less favorable than would be obtained in comparable, arms-length transactions with a non-affiliate.
Review and Approval of Related Party and Related Person Transactions
Our Audit Committee is responsible for the review and approval of all related party transactions; however, the Audit Committee does not have a written policy regarding the approval of related person transactions. As part of its review and approval of a related person transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board selected Ernst & Young LLP to audit our consolidated financial statements and our internal control over financial reporting for 2013. This selection will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders.
A representative of Ernst & Young LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.
Fees paid to Ernst & Young LLP
Fees related to the 2012 and 2011 fiscal years payable to Ernst & Young LLP ("E&Y") for professional services rendered to Noranda HoldCo and its subsidiaries were (in millions):

	2012	2011
	$	$
Audit fees	2.0	1.9
Tax fees	0.2	0.2
Total	2.2	2.1
Audit Fees. Audit fees relate to professional services rendered by E&Y for the audit of our consolidated financial statements and internal control over financial reporting, for the reviews of the unaudited interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services normally provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including reviews of registration statements.
Tax Fees. Tax fees were related to services for tax compliance, tax planning and tax advice.
Audit Committee Pre-Approval Procedures
The Audit Committee Charter provides that the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent public registered accounting firm, subject to a "de minimis" exception provided by law for limited services that meet specified conditions and that are approved by the Audit Committee prior to completion of the audit. In addition, the Audit Committee Charter provides that the Audit Committee may delegate the authority to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any such preapprovals are presented to the full committee at its next scheduled meeting. The Audit Committee did not delegate this authority to any member of the committee in 2012.
The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements and annual reports to stockholders, and, if applicable, notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as "householding," is designed to reduce duplicate printing and postage costs. We and some brokers may household annual reports to stockholders and proxy materials, and if applicable, notices of Internet availability of proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.
If a stockholder wishes in the future to receive a separate copy of the annual report to stockholders and proxy statement or if applicable, a separate notice of Internet availability of proxy materials, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request to the stockholder’s broker if the shares are held in a brokerage account or to our transfer agent, American Stock Transfer and Trust Company LLC, 59 Maiden Lane, New York, NY 10038, (800) 937-5449 if the shares are registered in the name of the stockholder. We will send promptly additional copies of the relevant material following receipt of a request for additional copies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and persons holding more than ten percent of our common stock are required to file with the Securities and Exchange Commission initial reports of their ownership of the our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2012, except that Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. (in each case together with several affiliated entities) each had three late reports relating to a total of three transactions, all of which constituted dividend equivalent payments.
OTHER BUSINESS
We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.
STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES
Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2014 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Corporate Secretary) no later than December 23, 2013 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.
Any stockholder who wishes to propose any business to be considered by the stockholders at the 2014 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to Securities and Exchange Commission regulations as described above, or who wants to nominate a person for election to the Board at that meeting, must provide a written notice to our Corporate Secretary that sets forth the specified information described in our By-Laws concerning the proposed business or nominee. The notice must be delivered to the Corporate Secretary at Noranda HoldCo’s principal executive offices, at the address set forth above, not earlier than the close of business on January 9, 2014 and not later than the close of business on February 8, 2014. The requirements for the notice are set forth in our By-Laws, a copy of which can be obtained upon request directed to the Corporate Secretary at Noranda HoldCo’s principal executive offices, at the address set forth on page 1 of this proxy statement.

ANNUAL REPORT AND FORM 10-K
Our annual report to stockholders for 2012, including financial statements, is being furnished, simultaneously with this proxy statement to all stockholders of record as of the close of business on March 22, 2013, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2012, excluding most exhibits, will be provided without charge to stockholders upon written request to Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, TN 37067, Attention: Corporate Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.
By Order of the Board of Directors,

/s/ GAIL E. LEHMAN

Gail E. Lehman
Chief Administrative Officer, General Counsel
and Corporate Secretary

Franklin, Tennessee
April 22, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

NORANDA ALUMINUM HOLDING CORPORATION

May 9, 2013

noranda

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:
The Notice of Meeting, proxy statement and proxy card are available on the Investor Relations pages of the Company's website at http://www.norandaaluminum.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430030000000000000 5 050913

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Robert A. Kasdin
○ Matthew H. Nord
○ Eric L. Press
○ Layle K. Smith

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

If no instructions are given, the shares will be voted "FOR" all nominees listed in Proposal 1, and "FOR" Proposal 2. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2012 Annual Report to Stockholders.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NORANDA ALUMINUM HOLDING CORPORATION

801 Crescent Centre Drive, Suite 600

Franklin, TN 37067

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gail E. Lehman and Robert B. Mahoney as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Noranda Aluminum Holding Corporation held of record by the undersigned as of March 22, 2013, at the Annual Meeting of Stockholders to be held at the Harrah's New Orleans, 228 Poydras Street, New Orleans, Louisiana, on May 9, 2013, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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